As filed with the Securities and Exchange Commission on November 16, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIASAT, INC.

VIASAT COMMUNICATIONS, INC.

(Exact name of registrants as specified in their charters)

ViaSat, Inc.	ViaSat, Inc.	ViaSat, Inc.
Delaware	3663	33-0174996
ViaSat Communications, Inc.	ViaSat Communications, Inc.	ViaSat Communications, Inc.
Delaware	4899	54-1781002
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Agent for Service:	Copies to:
Keven K. Lippert	Craig M. Garner
ViaSat, Inc.	Latham & Watkins LLP
6155 El Camino Real	12636 High Bluff Drive, Suite 400
Carlsbad, California 92009	San Diego, California 92130
(760) 476-2200	(858) 523-5400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
6.875% Senior Notes due 2020	$300,000,000	100.000%	$300,000,000	$40,920(1)
Guarantees of 6.875% Senior Notes due 2020	—	—	—	(2)

(1)	The registration fee for the securities offered hereby has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where that would not be permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2012

PROSPECTUS

ViaSat, Inc.

Offer to exchange its 6.875% Senior Notes due 2020, which have been registered under the Securities Act of 1933, for any and all of its outstanding unregistered 6.875% Senior Notes due 2020

The exchange offer and withdrawal rights will expire at 5:00 p.m.,

New York City time, on                     ,         , unless extended.

We are offering to exchange up to $300,000,000 aggregate principal amount of our new 6.875% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 6.875% Senior Notes due 2020, referred to in this prospectus as the “old notes.” We issued the old notes on October 12, 2012 in a transaction not requiring registration under the Securities Act of 1933, as amended. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes and the old notes are collectively referred to in this prospectus as the “notes.”

See “Risk Factors” starting on page 18 of this prospectus for a discussion of risks associated with investing in the new notes and with the exchange of old notes for the new notes offered hereby.

We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and provisions relating to additional interest applicable to the old notes do not apply to the new notes. See “Description of New Notes” for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.

There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy and you are requested not to send us a proxy.

The date of this prospectus is                     , 2012

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the Securities Act). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC). We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find Additional Information” and “Information Incorporated by Reference” before you make any investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange old notes for new notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of old notes for new notes.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, as amended, or the exhibits and schedules filed therewith. For further information with respect to us and the new notes offered hereby, please see the registration statement, as amended, and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, as amended, and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection without charge at the SEC’s public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

The following documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), are incorporated by reference in this prospectus (except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, which is not deemed to be filed and is not incorporated by reference herein):

•

our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 filed with the SEC on May 25, 2012 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 23, 2012 incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarter ended June 29, 2012, filed with the SEC on August 8, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012, filed with the SEC on November 7, 2012; and

•

our Current Reports on Form 8-K filed with the SEC on April 26, 2012, May 15, 2012, June 14, 2012, August 23, 2012, September 20, 2012, September 27, 2012, September 28, 2012, October 12, 2012 and November 14, 2012.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement (or post-effective amendment) and prior to the effectiveness of the registration statement (or post-effective amendment), and after the date of this prospectus and prior to the completion of the exchange offer, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, which is not deemed to be filed and is not incorporated by reference herein.

Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain a copy of the documents we file with the SEC as described under “Where You Can Find Additional Information.” In addition, you may request a copy of these filings, at no cost, by writing or telephoning us at ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009, telephone: (760) 476-2200, Attention: Investor Relations. You may also obtain copies of these filings, at no cost, by accessing our website at investors.viasat.com; however, the information found on or accessed through ViaSat’s website is not considered part of this prospectus and is not incorporated by reference herein. To obtain timely delivery of any copies of filings requested, please write or telephone no later than                     ,     , five business days prior to the expiration of the exchange offer.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “would,” “target,” “will” and similar expressions are generally intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others:

•	our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all;

•	negative audits by the U.S. government;

•	continued turmoil in the global business environment and economic conditions;

•	delays in approving U.S. government budgets and cuts in government defense expenditures;

•	our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues;

•	our ability to successfully develop, introduce and sell new technologies, products and services;

•	reduced demand for products and services as a result of continued constraints on capital spending by customers;

•	changes in relationships with, or the financial condition of, key customers or suppliers;

•	our reliance on a limited number of third parties to manufacture and supply our products;

•	increased competition and other factors affecting the communications and defense industries generally;

•	the effect of adverse regulatory changes on our ability to sell products and services;

•	our level of indebtedness and ability to comply with applicable debt covenants;

•	our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology;

•	our dependence on a limited number of key employees; and

•	other factors detailed in the section entitled “Risk Factors” commencing on page 18 of this prospectus.

All written and oral forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section or elsewhere in this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in, or incorporated by reference into, this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date on which they are made. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this exchange offer which is contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offer. You should read the entire prospectus carefully, especially the section captioned “Risk Factors” and our consolidated financial statements and the accompanying footnotes thereto incorporated by reference herein, before deciding to participate in the exchange offer. References to “fiscal year” mean the 52 or 53 week period ending on the Friday closest to March 31 of the specified year. As used in this prospectus, the terms “ViaSat,” “we,” “our,” “ours” and “us” refer to ViaSat, Inc., a Delaware corporation, and its subsidiaries, unless the context suggests otherwise.

Our Company

We are a leading provider of high-speed fixed and mobile broadband services, advanced satellite and other wireless networks and secure networking systems, products and services. We have leveraged our success developing complex satellite communication systems and equipment for the U.S. government and select commercial customers to develop next-generation satellite broadband technologies and services for both fixed and mobile users. Our product, systems and broadband service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products and services, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies.

We conduct our business through three segments: satellite services, commercial networks and government systems. These segments represented approximately 24%, 31% and 45%, respectively, of our consolidated total revenues for the six months ended September 28, 2012.

Satellite Services. Our satellite services segment provides retail and wholesale satellite-based broadband internet services for our consumer, enterprise and mobile broadband customers in the United States. Our satellite services business also provides a platform for the provision of network management services to domestic and international satellite service providers.

Commercial Networks. Our commercial networks segment develops and produces a variety of advanced end-to-end satellite and other wireless communication systems and ground networking equipment and products that address five key market segments: consumer, enterprise, in-flight, maritime and ground mobile applications. These communication systems, networking equipment and products are generally developed through a combination of customer and discretionary internal research and development funding, and are either sold to our commercial networks customers or utilized to provide services through our satellite services segment.

Government Systems. Our government systems segment develops and produces network-centric internet protocol (IP)-based secure government communications systems, products, services and solutions, which are designed to enable the collection and dissemination of secure real-time digital information between command centers, communications nodes and air defense systems. Customers of our government systems segment include the U.S. Department of Defense (DoD), armed forces, public safety first-responders and remote government employees.

Our financial performance benefits from the greater stability of long-term contracts and the high visibility afforded through our funded backlog, which as of September 28, 2012 was $951.8 million. In addition, we possess sufficient scale to compete for major government and commercial contracts, and benefit from research and development expenditures which are predominantly funded by our customers. We generated revenues of $524.6 million, Adjusted EBITDA of $74.1 million and a net loss attributable to ViaSat, Inc. of $22.3 million in the six months ended September 28, 2012. See footnote (7) in “—Summary Historical Consolidated Financial Data” for a reconciliation of net income (loss) attributable to ViaSat, Inc. to Adjusted EBITDA.

Our Markets

Our high-speed fixed and mobile broadband services, advanced satellite and wireless networks and secure networking systems are focused on meeting the requirements of their respective markets. We believe that these markets possess compelling characteristics which will support long-term growth in each of our business segments.

Broadband Services. We believe the following factors and trends offer opportunities both domestically and abroad for growth in our fixed and mobile broadband businesses:

•

Consumer demand for our ViaSat-1 based Exede broadband services. The U.S. Federal Communications Commission (FCC) has estimated that approximately 19 million people in the United States do not have access to broadband internet services. In addition, millions more have insufficient internet service quality. Our Exede services are designed to offer a high-quality broadband internet choice to the millions of unserved and under-served consumers in the United States and to significantly expand the quality, capability and availability of high-speed broadband satellite services for U.S. consumers and enterprises.

•

Mobile broadband opportunities in both the aeronautical and maritime markets. As mobile users continue to demand more bandwidth and higher speeds associated with increased use of higher bandwidth, higher speed applications (such as high definition video, large file downloads, and video conferencing), higher capacity broadband networks and equipment continue to become more critical from both a quality of service and cost perspective.

•

Enterprise demand for high-speed broadband services. Enterprises are increasingly requiring higher speed, more economical communications in hard-to-reach locations, as well as mobile broadband solutions (such as high definition satellite news gathering).

Commercial Networks. We believe growth of the commercial satellite market will continue to be driven in the coming years by a number of factors, including:

•	Continued growth in worldwide demand for communications services and, in particular, the rise in both consumer and enterprise demand for products and systems enabling broadband internet access.

•

Our ability to leverage the launch of our new high-capacity Ka-band spot-beam satellite, ViaSat-1, and other high capacity Ka-band satellites worldwide to increase sales of next-generation satellite communication systems, ground networking equipment and products that operate on Ka-band frequencies.

•

The improving cost-effectiveness of satellite communication networks for many uses, and the ability to use satellite communication systems to rapidly deploy communications services across wide geographic areas and to large numbers of people within the satellite footprint.

•	Recent technological advancements that broaden applications for and increase the capacity and efficiency of satellite-based networks.

Government. We believe the following dynamics and trends will continue to offer growth opportunities for a majority of the markets that we address in our government systems segment over the next several years:

•

The U.S. military’s increasing emphasis on “network-centric” highly mobile warfare over geographically dispersed areas, which requires the development and deployment of secure, IP-based communications networks, products and service offerings capable of supporting real-time dissemination of data using multiple transmission media.

•

Increased use of IP-based network-centric applications and other more bandwidth-intensive applications at all organizational levels, which is expected to drive continued growth in government demand for bandwidth and higher-speed broadband services and associated ground systems.

Our Strengths

We believe the following strengths position our business to capitalize on the attractive growth opportunities presented in each of our business segments:

•

Leading satellite and wireless technology platform. We believe our ability to design and deliver cost-effective satellite and wireless communications and networking solutions, covering both the provision of high-speed broadband services and the supply of advanced communications systems, ground network equipment and end-user terminals, enables us to provide our customers with a diverse portfolio of leading applications and service solutions. Our product and service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that many of the market segments in which we compete have significant barriers to entry relating to the complexity of technology, the amount of required developmental funding, the willingness of the customer to support multiple suppliers and the importance of existing customer relationships. We believe our history of developing complex secure satellite and wireless networking and communications technologies demonstrates that we possess the expertise and credibility required to serve the evolving technology needs of our customers.

•

Blue chip customer base and favorable consumer contract terms. For the six months ended September 28, 2012, we generated approximately 24%, 31% and 45% of our consolidated total revenues from our satellite services, commercial networks and government systems segments, respectively. Our customers include the DoD, civil agencies, defense contractors, allied foreign governments, satellite network integrators, large communications service providers and enterprises requiring complex communications and networking solutions and services. We believe that the credit strength of our key customers, including the U.S. government and leading aerospace and defense prime contractors, as well as our favorable consumer broadband contract terms, help support more consistent financial performance.

•

Experienced management team. Our Chief Executive Officer, Mark Dankberg, and our Chief Technology Officers have been with the company since its inception in 1986. Mr. Dankberg is considered to be a leading expert in the field of wireless and satellite communications. In 2008, Mr. Dankberg received the prestigious AIAA Aerospace International Communication award, which recognized him for “shepherding ViaSat into a leading satellite communications company through outstanding leadership and technical expertise.”

•

Innovation of next-generation satellite technology. In October 2011, ViaSat-1 was successfully launched into orbit. The satellite manufacturer handed over operation of the satellite to us in December 2011, following the successful completion of the manufacturer’s in-orbit testing, and in January 2012 we commenced our ViaSat-1 based Exede broadband services. With the market demonstrating increasing demand for satellite broadband services, ViaSat-1 and our associated next-generation ground segment technology are designed to significantly expand the quality, capability and availability of high-speed broadband satellite services for consumers and enterprises. In February 2012, the Society of Satellite Professionals International bestowed an Industry Innovators Award on us in recognition of the development and launch of our ViaSat-1 satellite.

•

Innovative product development and cost-efficient business model. Maintaining technological competencies and innovative new product development has been one of our hallmarks and continues to be critical to our success. Our research and development efforts are supported by an employee base of over 1,200 engineers and a culture that deeply values innovation. We balance an emphasis on new product development with efficient management of our capital. For example, the majority of our research and development efforts with respect to the development of new products or applications are funded by customers. In addition, we drive capital efficiencies by outsourcing a significant portion of our manufacturing to subcontractors with whom we collaborate to ensure quality control and superior finished products.

Our Strategy

Our objective is to leverage our advanced technology and capabilities to (1) develop high-speed, high-capacity satellite broadband technologies to grow the size of the consumer satellite broadband, commercial enterprise and networking markets, while also capturing a significant share of these growing markets, (2) maintain a leadership position, while reducing costs and increasing profitability, in our satellite and wireless communications markets, and (3) increase our role as the U.S. government increases its emphasis on IP-based, highly secure, highly mobile, network-centric warfare. The principal elements of our strategy include:

•

Address increasingly larger markets. We have focused on addressing larger markets since our inception. As we have grown our revenues, we are able to target larger opportunities and markets more credibly and more successfully. We consider several factors in selecting new market opportunities, including whether (1) there are meaningful entry barriers for new competitors (for example, specialized technologies or relationships), (2) the new market is the right size and consistent with our growth objectives, and (3) the customers in the market value our technology competence and focus, which makes us an attractive partner.

•

Evolve into adjacent technologies and markets. We anticipate continued organic growth into adjacent technologies and markets. We seek to increase our share in the market segments we address by selling existing or customized versions of technologies we developed for one customer base to a different market—for instance, to different segments of the government market or between government and commercial markets. In addition, we seek to expand the breadth of technologies and products we offer by selling new, but related, technologies and products to existing customers.

•

Enhance international growth. International revenues represented approximately 27% of our total revenues for the six months ended September 28, 2012 and approximately 21% of our total fiscal year 2012 revenues. We believe growth in international markets represents an attractive opportunity, as we believe our comprehensive offering of satellite communications products, systems and services will be attractive to government and commercial customers on an international basis. In addition, we expect that our domestic satellite broadband services business will provide a platform for the provision of network management and back-office services to international providers of satellite broadband services.

•

Pursue growth through strategic alliances and relationships. We have regularly entered into teaming arrangements with other government contractors to more effectively capture complex government programs, and we expect to continue to actively seek strategic relationships and ventures with companies whose financial, marketing, operational or technological resources can accelerate the introduction of new technologies and the penetration of new markets. We have also engaged in strategic relationships with companies that have innovative technologies and products, highly skilled personnel, market presence, or customer relationships and distribution channels that complement our strategy. We may continue to evaluate acquisitions of, or investments in, complementary companies, businesses, products or technologies to supplement our internal growth.

Tender Offer, Consent Solicitation and Redemption

On September 27, 2012, we launched a tender offer (the Tender Offer) to purchase, for cash, any and all of the $275.0 million in aggregate principal amount of our 8.875% Senior Notes due 2016 (the 2016 Notes) then outstanding. In conjunction with the Tender Offer, we also solicited consents from the holders of the 2016 Notes to eliminate certain covenants in and amend certain provisions of the indenture governing the 2016 Notes (the 2016 Indenture). In connection with our issuance of the old notes, on October 12, 2012, we purchased approximately $262.1 million in aggregate principal amount of 2016 Notes pursuant to the Tender Offer. The purchase price for the 2016 Notes was $1,071.56 per $1,000 principal amount of 2016 Notes tendered, which included a $10.00 consent payment per $1,000 principal amount of 2016 Notes tendered, plus accrued and unpaid interest up to, but excluding, the repurchase date. The total cash payment to purchase the tendered 2016 Notes, including accrued and unpaid interest up to, but excluding, October 12, 2012, was approximately $282.5 million. The Tender Offer expired on October 25, 2012.

On November 14, 2012, we redeemed the remaining $12.9 million in aggregate principal amount of 2016 Notes in accordance with the 2016 Indenture (the Redemption) at a redemption price of 106.656%, plus accrued and unpaid interest up to, but excluding, the redemption date. The total cash payment to redeem the remaining 2016 Notes, including accrued and unpaid interest up to, but excluding, November 14, 2012, was approximately $14.0 million. In connection with the completion of the Redemption, the 2016 Indenture was satisfied and discharged in accordance with its terms, effective November 14, 2012.

Corporate Information

We were incorporated in California in 1986 and reincorporated in Delaware in 1996. Our principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009, and our telephone number is (760) 476-2200.

Organizational Structure

The following chart summarizes our organizational structure and our principal indebtedness at September 28, 2012, after giving pro forma effect to the issuance of the old notes, the Tender Offer and the Redemption. This chart is provided for informational purposes only and does not show all of our legal entities or all of their obligations.

(1)	At September 28, 2012, we had no outstanding borrowings under our revolving credit facility (as amended, the Credit Facility) and $38.5 million outstanding under standby letters of credit, leaving borrowing availability under the Credit Facility as of September 28, 2012 of $286.5 million.
(2)	ViaSat Communications, Inc., a subsidiary of ViaSat, is currently the sole guarantor of the old notes and the $275.0 million aggregate principal amount of our outstanding registered 6.875% Senior Notes due 2020, which we refer to in this prospectus as the “initial notes.” ViaSat Communications, Inc. is also the sole guarantor under the Credit Facility. On November 7, 2012, ViaSat Holding, Inc. and WB Holdings 1 LLC, subsidiaries of ViaSat that had previously guaranteed the old notes, merged with and into ViaSat Communications, Inc., with ViaSat Communications, Inc. as the surviving corporation.
(3)	Our non-guarantor subsidiaries collectively represented approximately 3% of our total assets as of September 28, 2012 and approximately 3% of our consolidated total revenues for the six months ended September 28, 2012. As of September 28, 2012, our non-guarantor subsidiaries had no indebtedness for borrowed money (excluding intercompany liabilities).

The Exchange Offer

On October 12, 2012, we completed the private offering of $300.0 million aggregate principal amount of the old notes. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	6.875% Senior Notes due 2020. The old notes are an additional issuance of our 6.875% Senior Notes due 2020 under the indenture dated as of February 27, 2012, and are treated as a single class with the initial notes.

New Notes	Notes of the same series as the old notes, the issuance of which has been registered under the Securities Act. The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and provisions relating to additional interest applicable to the old notes do not apply to the new notes.

The new notes are identical to the initial notes, except for the issue date, the issue price, the first interest payment date and the date from which interest begins to accrue. The new notes will be designated by the same CUSIP number as, and be fungible with, the initial notes.

Terms of the Offer	We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $300.0 million in aggregate principal amount of the old notes outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , , unless extended.

Procedures for Tendering	To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Acceptance of Old Notes for Exchange; Issuance of New Notes	Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest Payments on the New Notes	The new notes will bear interest from June 15, 2012 or, if interest has been paid on the old notes, from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes (including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information.

Resales of New Notes	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not engaging, do not intend to engage and have no arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not an “affiliate” of ours; and

•	you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See “The Exchange Offer—Resales of New Notes.”

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Risk Factors

You should carefully consider the risks set forth under “Risk Factors” starting on page 18 of this prospectus and all of the other information contained in or incorporated by reference into this prospectus before making a decision to exchange your old notes for new notes.

Certain U.S. Federal Income Tax Considerations

The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” on page 118.

The New Notes

Issuer	ViaSat, Inc.

Securities	Up to $300.0 million aggregate principal amount of 6.875% Senior Notes due 2020. The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and provisions relating to additional interest applicable to the old notes do not apply to the new notes.

The new notes are identical to the initial notes, except for the issue date, the issue price, the first interest payment date and the date from which interest begins to accrue. The new notes will be designated by the same CUSIP number as, and be fungible with, the initial notes.

Maturity	June 15, 2020.

Interest	6.875% per year.

Interest Payment Dates	Semi-annually in cash in arrears on June 15 and December 15.

Optional Redemption	The new notes will be redeemable at our option, in whole or in part, at any time on or after June 15, 2016, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 15, 2015, we may redeem up to 35% of the aggregate original principal amount of the new notes and initial notes with the proceeds of one or more equity offerings of our capital stock at a redemption price of 106.875% of the principal amount of the new notes and initial notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 15, 2016, we may also redeem some or all of the new notes at a price equal to 100% of the principal amount of the new notes plus accrued and unpaid interest to the date of redemption plus a “make-whole” premium.

Change of Control Offer	If a change of control occurs, each holder of the new notes may require us to repurchase all or a portion of such holder’s new notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Disposition Offer

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the new notes and initial notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay certain indebtedness (with a corresponding permanent reduction in commitment, if applicable) or to invest in capital assets related to our business or capital stock of a restricted subsidiary (as defined under the heading “Description of New Notes—Certain Definitions”).

Guarantees	On the issue date, the new notes will be guaranteed on a senior unsecured basis by all of our restricted subsidiaries that guarantee our indebtedness under our Credit Facility. All future domestic restricted subsidiaries that guarantee our indebtedness under our Credit Facility will also guarantee the new notes. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of holders of notes. See “Description of New Notes—Subsidiary Guarantees.”

The guarantees will be unsecured senior indebtedness of our guarantors and will have the same ranking with respect to indebtedness of our guarantors as the new notes will have with respect to our indebtedness.

Our non-guarantor subsidiaries collectively represented approximately 3% of our total assets as of September 28, 2012, and approximately 3% of our consolidated total revenues for the six months ended September 28, 2012. As of September 28, 2012, our non-guarantor subsidiaries had no indebtedness for borrowed money (excluding intercompany liabilities).

Ranking	The new notes and the guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and will:

•	rank senior in right of payment to all our and the subsidiary guarantors’ existing and future subordinated debt;

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future unsecured senior debt;

•	rank effectively junior in right of payment to our secured debt, including under the Credit Facility, to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that does not guarantee the notes.

As of September 28, 2012, after giving pro forma effect to the issuance of the old notes, the Tender Offer and the Redemption, our total outstanding indebtedness was $576.4 million, of which $1.4 million consisted of secured indebtedness. As of September 28, 2012, we had $38.5 million of standby letters of credit outstanding.

Covenants	We will issue the new notes under the indenture, dated as of February 27, 2012, among us, the subsidiary guarantors and Wilmington Trust, National Association, as trustee. The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	pay dividends, make distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes;

•	make loans and investments;

•	grant or incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with affiliates;

•	reduce our satellite insurance; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

These covenants are subject to a number of important exceptions and qualifications. In addition, for as long as the notes have an investment grade rating from both Standard & Poor’s Ratings Group, Inc. (S&P) and Moody’s Investors Service, Inc. (Moody’s), we will not be subject to certain of the covenants listed above. For more details, see “Description of New Notes.”

Absence of Public Market	There is currently no established trading market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes.

Use of Proceeds	We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

Summary Historical Consolidated Financial Data

The following tables set forth our summary historical consolidated financial data as of and for each of the fiscal years in the three-year period ended March 30, 2012 and the six months ended September 28, 2012 and September 30, 2011. The summary historical consolidated financial data as of and for each of the fiscal years in the three-year period ended March 30, 2012 have been derived from our audited consolidated financial statements and the related notes incorporated by reference in this prospectus and should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012. The summary historical consolidated financial data as of September 28, 2012 and for the six months ended September 28, 2012 and September 30, 2011 have been derived from our unaudited condensed consolidated financial statements and the related notes incorporated by reference in this prospectus and should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year.

	Fiscal year ended			Six months ended
(in thousands, except per share data)	Apr. 2, 2010 (1)	Apr. 1, 2011 (1)	Mar. 30, 2012 (1)	Sep. 30, 2011	Sep. 28, 2012
				(Unaudited)
Consolidated statement of operations data:
Revenues:
Product revenues (2)	$584,074	$523,938	$542,064	$269,157	$316,204
Service revenues	104,006	278,268	321,563	148,968	208,381

Total revenues	688,080	802,206	863,627	418,125	524,585
Operating expenses:
Cost of product revenues (3)	408,526	389,945	402,794	200,194	230,470
Cost of service revenues	66,830	160,623	233,187	103,520	173,951
Selling, general and administrative	132,895	164,265	181,728	86,112	110,580
Independent research and development	27,325	28,711	24,992	12,503	16,127
Amortization of acquired intangible assets	9,494	19,409	18,732	9,539	8,105

Income (loss) from operations	43,010	39,253	2,194	6,257	(14,648)
Other income (expense):
Interest income	621	323	60	39	105
Interest expense	(7,354)	(3,154)	(8,307)	(211)	(23,099)

Income (loss) before income taxes	36,277	36,422	(6,053)	6,085	(37,642)
Provision for (benefit from) income taxes (4)	5,438	(2)	(13,651)	(3,678)	(15,352)

Net income (loss)	30,839	36,424	7,598	9,763	(22,290)
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(297)	309	102	29	37

Net income (loss) attributable to ViaSat, Inc. (5)	$31,136	$36,115	$7,496	$9,734	$(22,327)

Basic net income (loss) per share attributable to ViaSat, Inc. common stockholders	$0.94	$0.88	$0.18	$0.23	$(0.51)
Diluted net income (loss) per share attributable to ViaSat, Inc. common stockholders	$0.89	$0.84	$0.17	$0.22	$(0.51)
Shares used in computing basic net income (loss) per share	33,020	40,858	42,325	41,972	43,399
Shares used in computing diluted net income (loss) per share	34,839	43,059	44,226	43,860	43,399

Consolidated cash flows and other financial data:
Net cash provided by operating activities	$112,546	$169,617	$141,449	$23,786	$42,087
Net cash used in investing activities	(519,028)	(237,727)	(229,022)	(141,608)	(87,003)
Net cash provided by financing activities	432,093	18,610	219,798	113,452	8,445

	As of
(in thousands)	Apr. 1, 2011	Mar. 30, 2012	Sep. 28, 2012
			(Unaudited)
Consolidated balance sheet data:
Cash and cash equivalents	$40,490	$172,583	$136,118
Accounts receivable, net	191,889	211,690	231,606
Inventories	98,555	127,646	132,890
Satellites, net	533,000	585,731	560,521
Property and equipment, net	233,139	294,973	326,045
Total assets	1,405,748	1,727,153	1,743,369
Total debt	335,370	549,805	549,440
Total liabilities	561,507	834,960	841,552
Total ViaSat, Inc. stockholders’ equity	840,125	887,975	897,562

	As of
(unaudited and in millions)	Apr. 2, 2010	Apr. 1, 2011	Mar. 30, 2012	Sep. 28, 2012
Backlog: (6)
Firm backlog
Satellite services segment	$27.5	$28.2	$10.9	$25.3
Commercial networks segment	283.5	216.7	323.0	528.9
Government systems segment	217.8	283.8	284.6	411.6

Total	$528.8	$528.7	$618.5	$965.8

Funded backlog
Satellite services segment	$27.5	$28.2	$10.9	$25.3
Commercial networks segment	283.5	216.7	323.0	528.9
Government systems segment	210.0	235.6	266.6	397.6

Total	$521.0	$480.5	$600.5	$951.8

	Fiscal year ended			Six months ended
(unaudited and in thousands, except ratios)	Apr. 2, 2010 (1)	Apr. 1, 2011 (1)	Mar. 30, 2012 (1)	Sep. 30, 2011	Sep. 28, 2012
Other financial data:
Depreciation and amortization	$46,955	$103,053	$125,511	$59,907	$76,393
Capital expenditures	134,543	208,285	204,973	133,313	74,652
EBITDA (7)	90,262	141,997	127,603	66,135	61,708
Adjusted EBITDA (7)	113,848	160,816	148,985	75,114	74,132
Ratio of earnings to fixed charges (8)	2.60	1.24	—	—	—
Total debt	331,801	335,370	549,805	445,157	549,440
Ratio of total debt to twelve-month Adjusted EBITDA (9)	2.91x	2.09x	3.69x	2.87x	3.71x

(1)	We completed the acquisition of WildBlue Holding, Inc. (WildBlue) on December 15, 2009 and the results of WildBlue are reflected in our consolidated financial data from that date. See Note 9 to our audited consolidated financial statements for the fiscal year ended March 30, 2012, incorporated by reference herein, for pro forma information that reflects the combined results of ViaSat and WildBlue on a pro forma basis, as though the companies had been combined as of the beginning of our fiscal year ended April 2, 2010.
(2)	In the fourth quarter of fiscal year 2011, based on communications with the Defense Contracting Management Agency (DCMA), changes in the regulatory environment for federal government contractors, the status of current government audits and other events, we recorded an additional $5.0 million in contract-related reserves for our estimate of potential refunds to customers for possible cost adjustments on several multi-year U.S. government cost reimbursable contracts, which resulted in a decrease to revenues and earnings in fiscal year 2011. For additional information, see “Risk Factors—Risks Related to Our Business and Industry—Our business could be adversely affected by a negative audit by the U.S. government.”
(3)	In June 2010, we performed extensive integration testing of numerous system components that had been separately developed as part of a government satellite communications program. As a result of this testing and subsequent internal reviews and analyses, we determined that significant additional rework was required in order to complete the program requirements and specifications and to prepare for a scheduled customer test in the second quarter of fiscal year 2011. This additional rework and engineering effort resulted in a substantial increase in estimated labor and material costs to complete the program. Accordingly, during the first quarter of fiscal year 2011 we recorded an additional forward loss of $8.5 million related to this estimate of program costs.

(4)	Our effective tax rate for each period reflects, among other factors, the status of the federal research and development tax credit. The expiration and subsequent reinstatement (including the terms of the reinstatement) of, and the amount of eligible research and development expenses permitted by, such tax credits in different periods impacts our effective tax rate for the periods presented.
(5)	To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we use non-GAAP net income attributable to ViaSat, Inc., a measure we believe is appropriate to enhance an overall understanding of our past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat, Inc. excludes the effects of amortization of acquired intangible assets, acquisition-related expenses and non-cash stock-based compensation expenses, net of tax. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these adjusted non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

	Fiscal year ended			Six months ended
(unaudited and in thousands, except per share data)	Apr. 2, 2010	Apr. 1, 2011	Mar. 30, 2012	Sep. 30, 2011	Sep. 28, 2012
Non-GAAP net income (loss) attributable to ViaSat, Inc.:
GAAP net income (loss) attributable to ViaSat, Inc.	$31,136	$36,115	$7,496	$9,734	$(22,327)

Add:
Amortization of acquired intangible assets	9,494	19,409	18,732	9,539	8,105
Stock-based compensation expense	12,212	17,440	21,382	8,979	12,424
Acquisition-related expenses	11,374	1,379	—	—	—
Income tax effect	(10,180)	(14,480)	(15,503)	(7,160)	(7,900)

Non-GAAP net income (loss) attributable to ViaSat, Inc.	$54,036	$59,863	$32,107	$21,092	$(9,698)

Non-GAAP diluted net income (loss) per share attributable to ViaSat, Inc. common stockholders	$1.55	$1.39	$0.73	$0.48	$(0.22)

Shares used in computing diluted net income (loss) per share	34,839	43,059	44,226	43,860	43,399

(6)	Firm backlog comprises only those orders for which we have accepted purchase orders (both funded and unfunded), and does not include contract options. Funded backlog represents the sum of contract amounts for which funds have been specifically obligated by customers to contracts. Unfunded backlog represents future amounts that customers may obligate over the specified contract performance periods.

Backlog is not necessarily indicative of future sales. A majority of our contracts, including with respect to funded backlog, can be terminated at the convenience of the customer. Orders are often made substantially in advance of delivery, and our contracts typically provide that orders may be terminated with limited or no penalties. In addition, purchase orders may present product specifications that would require us to complete additional product development. A failure to develop products meeting such specifications could lead to a termination of the related contract. Our customers allocate funds for expenditures on long-term contracts on a periodic basis. Our ability to realize revenues from contracts in backlog is dependent upon adequate funding for such contracts. Although we do not control the funding of our contracts, our experience indicates that actual contract fundings have ultimately been approximately equal to the aggregate amounts of the contracts.

(7)

EBITDA represents net income (loss) attributable to ViaSat, Inc. before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of non-cash stock-based compensation expense and acquisition-related expenses. We believe that the presentation of EBITDA and Adjusted EBITDA included in this prospectus provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Further, we believe EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA or Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA each has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments,

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs,

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

•	EBITDA and Adjusted EBITDA do not reflect our provision for income taxes, which may vary significantly from period to period, and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) attributable to ViaSat, Inc., which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA:

	Fiscal year ended			Six months ended
(unaudited and in thousands)	Apr. 2, 2010	Apr. 1, 2011	Mar. 30, 2012	Sep. 30, 2011	Sep. 28, 2012
Reconciliation:
Net income (loss) attributable to ViaSat, Inc.	$31,136	$36,115	$7,496	$9,734	$(22,327)
Add:
Provision for (benefit from) income taxes	5,438	(2)	(13,651)	(3,678)	(15,352)
Interest expense, net	6,733	2,831	8,247	172	22,994
Depreciation and amortization	46,955	103,053	125,511	59,907	76,393

EBITDA	$90,262	$141,997	$127,603	$66,135	$61,708

Add:
Stock-based compensation expense	12,212	17,440	21,382	8,979	12,424
Acquisition-related expenses	11,374	1,379	—	—	—

Adjusted EBITDA	$113,848	$160,816	$148,985	$75,114	$74,132

(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income (loss) attributable to ViaSat, Inc. before provision for (benefit from) income taxes, fixed charges (excluding capitalized interest) and amortization of capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, amortized debt discount and debt issuance costs related to indebtedness and rental expense. Rental expense amounts relate to the interest factor inherent in our operating leases. The portion of total rental expense that represents the interest factor is estimated to be 8%. Due to the loss attributable to ViaSat, Inc. before income tax benefit for the fiscal year ended March 30, 2012, the ratio of earnings to fixed charges was less than 1.00. Additional earnings of $30.3 million would have been required to achieve a ratio of 1:1. Due to income attributable to ViaSat, Inc. before income tax benefit being inadequate to cover fixed charges for the six months ended September 30, 2011, the ratio of earnings to fixed charges was less than 1.00. Additional earnings of $8.8 million would have been required to achieve a ratio of 1:1. Due to the loss attributable to ViaSat, Inc. before income tax benefit for the six months ended September 28, 2012, the ratio of earnings to fixed charges was less than 1.00. Additional earnings of $36.8 million would have been required to achieve a ratio of 1:1. On a pro forma basis, after giving effect to the issuance of the old notes, the Tender Offer and the Redemption, for the fiscal year ended March 30, 2012 and the six months ended September 28, 2012, the ratio of earnings to fixed charges would have been less than 1.00. Additional earnings of $24.2 million and $33.8 million would have been required to achieve a ratio of 1:1 for the fiscal year ended March 30, 2012 and the six months ended September 28, 2012, respectively.

(9)	The following table reconciles EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2011 and September 28, 2012 to net income (loss) attributable to ViaSat, Inc., which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Six months ended	Six months ended	Twelve months ended
(unaudited and in thousands)	Sep. 30, 2011	Apr. 1, 2011	Sep. 30, 2011
Reconciliation:
Net income attributable to ViaSat, Inc.	$9,734	$25,068	$34,802
Add:
Benefit from income taxes	(3,678)	(6,368)	(10,046)
Interest expense (income), net	172	(58)	114
Depreciation and amortization	59,907	52,350	112,257

EBITDA	$66,135	$70,992	$137,127

Add:
Stock-based compensation expense	8,979	9,127	18,106

Adjusted EBITDA	$75,114	$80,119	$155,233

	Six months ended	Six months ended	Twelve months ended
(unaudited and in thousands)	Sep. 28, 2012	Mar. 30, 2012	Sep. 28, 2012
Reconciliation:
Net loss attributable to ViaSat, Inc.	$(22,327)	$(2,238)	$(24,565)
Add:
Benefit from income taxes	(15,352)	(9,973)	(25,325)
Interest expense, net	22,994	8,075	31,069
Depreciation and amortization	76,393	65,604	141,997

EBITDA	$61,708	$61,468	$123,176

Add:
Stock-based compensation expense	12,424	12,403	24,827

Adjusted EBITDA	$74,132	$73,871	$148,003

On a pro forma basis, after giving effect to the issuance of the old notes, the Tender Offer and the Redemption, as of September 28, 2012, our ratio of total debt to Adjusted EBITDA for the twelve months ended September 28, 2012 would have been 3.97x.

Risk Factors

You should carefully consider, along with the other information contained or incorporated by reference in this prospectus, the specific factors set forth under “Risk Factors” before you decide to tender your old notes pursuant to the exchange offer.

RISK FACTORS

Any investment in the new notes involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in or incorporated by reference into this prospectus before making a decision to exchange your old notes for new notes. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also materially and adversely affect our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected, which in turn could adversely affect our ability to pay interest and principal on the notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus.

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.

Risks Related to the New Notes

Our level of indebtedness may adversely affect our ability to operate our business, remain in compliance with debt covenants, react to changes in our business or the industry in which we operate, or prevent us from making payments on our indebtedness, including the notes.

We have a significant amount of indebtedness. As of September 28, 2012, after giving pro forma effect to the issuance of the old notes, the Tender Offer and the Redemption, our total outstanding indebtedness would have been $576.4 million, which would have consisted of $575.0 million in principal amount outstanding of initial notes and old notes and $1.4 million of capital lease obligations. We had undrawn availability of $286.5 million under our Credit Facility as of September 28, 2012, all of which would be secured indebtedness if borrowed. See “Description of Other Indebtedness.”

Our high level of indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our debt obligations, including with respect to the notes,

•	increase our vulnerability to general adverse economic and industry conditions,

•

impair our ability to obtain additional debt or equity financing in the future for working capital, capital expenditures, product development, satellite construction, acquisitions or general corporate or other purposes,

•

require us to dedicate a material portion of our cash flows from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flows to fund working capital needs, capital expenditures, product development, satellite construction, acquisitions and other general corporate purposes,

•	expose us to the risk of increased interest rates to the extent we make borrowings under our Credit Facility, which bear interest at a variable rate,

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate,

•	place us at a disadvantage compared to our competitors that have less indebtedness, and

•	limit our ability to adjust to changing market conditions.

Any of these risks could materially impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Despite our level of indebtedness, we may incur additional indebtedness, which could further increase the risks associated with our leverage.

We and our subsidiaries may incur significant additional indebtedness in the future, which may include financing relating to future satellites, potential acquisitions, working capital, capital expenditures or general corporate purposes. In addition, our Credit Facility and the indenture governing the initial notes and the notes permit us, subject to specified limitations, to incur additional indebtedness, including secured indebtedness.

As of September 28, 2012, after giving pro forma effect to the issuance of the old notes, the Tender Offer and the Redemption, our total outstanding indebtedness would have been $576.4 million, which would have consisted of $575.0 million in principal amount outstanding of initial notes and old notes and $1.4 million of capital lease obligations. We had undrawn availability of $286.5 million under our Credit Facility as of September 28, 2012, all of which would be secured indebtedness if borrowed. See “Description of Other Indebtedness.”

In March 2010, we filed a universal shelf registration statement with the SEC for the future sale of an unlimited amount of debt securities, common stock, preferred stock, depositary shares, warrants and rights. The securities may be offered from time to time, separately or together, directly by us, by selling security holders, or through underwriters, dealers and agents at amounts, prices, interest rates and other terms to be determined at the time of the offering.

If new indebtedness is added to our current level of indebtedness, the related risks that we now face could intensify and our ability to satisfy our obligations with respect to the notes could be adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and fund our working capital and capital expenditures, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness, including the notes, will depend upon our future operating performance and on our ability to generate cash flow in the future, which is subject to general economic, financial, business, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings, including borrowings under our Credit Facility, will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investment and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. Our Credit Facility and the indenture governing our senior notes (including the notes) restrict our ability to dispose of assets and use the proceeds from the disposition and may also restrict our ability to raise debt or equity capital to repay or service our indebtedness. See “Description of Other Indebtedness” and “Description of New Notes.” If we cannot make scheduled payments on our debt, we will be in default and, as a result, the lenders under our Credit Facility and the holders of our senior notes (including the notes) could declare all outstanding principal and interest to be due and payable, the lenders under our Credit Facility could terminate their commitments to loan money and foreclose against the assets securing the borrowings under our Credit Facility, and we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness before maturity, including the notes, the initial notes and any indebtedness under our Credit Facility. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

Covenants in our debt agreements restrict our business and could limit our ability to implement our business plan.

The Credit Facility and the indenture governing our senior notes (including the notes) contain covenants that may restrict our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, and engage in opportunistic transactions, such as strategic acquisitions. In addition, if we fail to satisfy the covenants contained in our Credit Facility, our ability to borrow under our Credit Facility may be restricted. The Credit Facility and the indenture governing our senior notes (including the notes) include covenants restricting, among other things, our ability to do the following:

•	incur, assume or guarantee additional indebtedness,

•	issue redeemable stock and preferred stock,

•	grant or incur liens,

•	sell or otherwise dispose of assets, including capital stock of subsidiaries,

•	make loans and investments,

•	pay dividends, make distributions or redeem or repurchase capital stock,

•	enter into transactions with affiliates,

•	reduce our satellite insurance, and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

The covenants in our Credit Facility are generally more restrictive than the covenants in the indenture governing our senior notes (including the notes). In addition, our Credit Facility requires us to comply with certain financial covenants, including a maximum total leverage ratio and minimum interest coverage ratio. Our Credit Facility is secured by first-priority liens on substantially all of the assets of our company, including the stock of our subsidiaries, and the assets of the subsidiary guarantors under our Credit Facility.

If we default under our Credit Facility or the indenture governing our senior notes (including the notes), because of a covenant breach or otherwise, all outstanding amounts thereunder could become immediately due and payable. In the past we have violated our Credit Facility covenants and received waivers for these violations. We cannot assure you that we will be able to comply with our financial or other covenants under our Credit Facility or the indenture governing our senior notes (including the notes) or that any covenant violations will be waived in the future. Any violation that is not waived could result in an event of default, permitting our lenders to declare outstanding indebtedness and interest thereon due and payable, and permitting the lenders under our Credit Facility to suspend commitments to make any advance or to require any outstanding letters of credit to be collateralized by an interest bearing cash account, any or all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, if we fail to comply with our financial or other covenants under our Credit Facility or under the indenture governing our senior notes (including the notes), we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms acceptable to us, if at all. We cannot assure you that we would have sufficient funds to repay all the outstanding amounts under our Credit Facility or the indenture governing our senior notes (including the notes), and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition. See “Description of Other Indebtedness.”

Your right to receive payments on the notes and the guarantees is effectively subordinated to our and the guarantors’ secured indebtedness.

The notes and the guarantees are effectively subordinated to our and the subsidiary guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In particular, the notes and the guarantees are effectively subordinated to the indebtedness under our Credit Facility, which is secured by first-priority liens on substantially all of the assets of our company, including the stock of our subsidiaries, and the assets of the subsidiary guarantors under our Credit Facility. As of September 28, 2012, after giving pro forma effect to the issuance of the old notes, the Tender Offer and the Redemption, our total outstanding indebtedness would have been $576.4 million, which would have consisted of $575.0 million in principal amount outstanding of initial notes and old notes and $1.4 million of capital lease obligations. We had undrawn availability of $286.5 million under our Credit Facility as of September 28, 2012, all of which would be secured indebtedness if borrowed. See “Description of Other Indebtedness.” We and our subsidiaries may incur additional secured indebtedness in the future, which may include financing relating to future satellites, potential acquisitions, working capital, capital expenditures or general corporate purposes.

If ViaSat or a subsidiary guarantor becomes insolvent or is liquidated, the lenders under ViaSat’s or the subsidiary guarantor’s secured indebtedness will have claims on the assets securing their indebtedness and will have priority over any claim for payment under the notes or the guarantees to the extent of such security. If the lenders under our Credit Facility accelerated the payment of any funds borrowed thereunder and we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets and the assets of our guarantors securing such collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors and it is possible that there would be no assets remaining after satisfaction of the claims of such secured creditors or, if any assets remained, they might be insufficient to fully satisfy claims of the holders of the notes.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

You will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries are effectively senior to your claims against those subsidiaries. The non-guarantor subsidiaries of ViaSat collectively represented approximately 3% of our total assets as of September 28, 2012 and approximately 3% of our consolidated total revenues for the six months ended September 28, 2012. As of September 28, 2012, our non-guarantor subsidiaries had no indebtedness for borrowed money (excluding intercompany liabilities).

In addition, the indenture governing the notes permits, subject to some limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes and initial notes at 101% of the principal amount of such notes plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. Certain change of control events would also constitute an event of default under our Credit Facility. Therefore, upon the occurrence of a change of control, the lenders under our Credit Facility may have the right, among other things, to terminate their lending commitments or to cause all outstanding debt obligations under our Credit Facility to become due and payable and proceed against the assets securing such debt, any of which would prevent us from borrowing under the Credit Facility to finance a repurchase of the notes and the initial notes. We cannot assure you that we will have available funds sufficient to repurchase the notes and the initial notes and satisfy other payment obligations that could be triggered upon the change of control. If we do not have sufficient financial resources to effect a change of control offer, we would be required to seek additional financing from outside sources to repurchase the notes and the initial notes. We cannot assure you that financing would be available to us on satisfactory terms, or at all. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the notes. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Other Indebtedness.”

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale, assignment, conveyance, transfer or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, assignment, conveyance, transfer or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain. In addition, a decision of the Delaware Chancery Court has raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of directors on the board of ViaSat may be uncertain.

Many of the covenants in the indenture governing the notes do not apply during any period in which the notes are rated investment grade by both S&P and Moody’s.

Many of the covenants in the indenture governing the notes do not apply to us during any period in which the notes are rated investment grade by both S&P and Moody’s, provided at such time no default or event of default has occurred and is continuing. These covenants restrict among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to incur debt, pay dividends and make other distributions and engage in certain other transactions that are not permitted while these covenants are in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture governing the notes. See “Description of New Notes—Certain Covenants—Suspension of Covenants.”

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (1) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees,

•

the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business,

•	we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature, or

•

we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets,

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes, and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

There is no established trading market for the notes, and we do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. The old notes and the initial notes are designated by different CUSIP numbers. The new notes will be designated by the same CUSIP number as, and be fungible with, the initial notes.

The trading prices for the notes are directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. To the extent a trading market for the notes develops, any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Risks Related to Our Business and Industry

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

In October 2011, our new high-capacity Ka-band spot-beam satellite, ViaSat-1, was successfully launched into orbit, and the satellite manufacturer handed over operation of the satellite to us in December 2011. In addition, we also own and operate the WildBlue-1 Ka-band satellite and hold an exclusive lifetime lease of Ka-band capacity on Telesat Canada’s Anik F2 satellite in the contiguous United States. We may construct, acquire or use one or more additional satellites in the future. We utilize capacity on our ViaSat-1 and WildBlue-1 satellites, on Telesat Canada’s Anik F2 satellite and on SES WorldSkies’ AMC-15 satellite to support our broadband services in the United States. We also lease capacity on multiple satellites related to the provision of our international mobile broadband services to commercial and government customers.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions (commonly referred to as anomalies), interference from electrostatic storms, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies can occur as a result of various factors, such as satellite manufacturing errors (including errors due to the use of new technology or designs), problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.

Any single anomaly or series of anomalies, or other operational failures or degradations, on any of the satellites we own and operate or use could have a material adverse effect on our operations and revenues in our satellite services segment and our relationships with current customers and distributors, as well as our ability to attract new customers for our satellite broadband services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expense due to the need to provide replacement or backup capacity and potentially reducing revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup transponder capacity or a replacement satellite on reasonable economic terms or at all. In addition, anomalies may also cause a reduction of the revenue generated by the applicable satellite or the recognition of an impairment loss, and in some circumstances could lead to claims from third parties for damages, for example, if a satellite experiencing an anomaly were to cause physical damage to another satellite, create interference to the transmissions on another satellite or cause another satellite operator to incur expenses to avoid such physical damage or interference. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered.

Satellites have a finite useful life, and their actual operational life may be shorter than their design life.

Our ability to earn revenue from our satellite broadband services depends on the continued operation of ViaSat-1, WildBlue-1, Anik F2 and any other satellite we may acquire or use in the future. Each satellite has a limited useful life, referred to as its design life. There can be no assurance as to the actual operational life of a satellite, which may be shorter than its design life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their design and construction, the durability of their component parts and back-up units, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, consumption of remaining on-board fuel following orbit insertion, degradation and durability of solar panels, and the occurrence of any anomaly or series of anomalies or other in-orbit risks affecting the satellite. In addition, continued improvements in satellite technology may make obsolete ViaSat-1 or any other satellite we may own or acquire prior to the end of its life.

Potential satellite losses may not be fully covered by insurance, or at all.

We currently hold in-orbit insurance for ViaSat-1, WildBlue-1 and Anik F2. We also intend to seek in-orbit insurance for any satellite we may acquire in the future. However, we may not be able to obtain insurance, or renew existing insurance, on reasonable economic terms or at all. If we are able to obtain or renew our insurance, it may contain customary exclusions and will not likely cover the full cost of constructing, launching and replacing the satellites, nor will it cover lost profits, business interruptions, fixed operating expenses or similar losses. In addition, the occurrence of any anomalies on other satellites, including other Ka-band satellites, or any failures of a satellite using similar components or failures of a similar launch vehicle to any launch vehicle we intend to use for any future satellite, may materially adversely affect our ability to insure the satellites at commercially reasonable premiums, if at all.

Any insurance proceeds will not fully cover our losses in the event of a satellite failure or significant degradation. For example, the policies covering the insured satellites do not cover the full cost of constructing, launching and insuring new satellites, nor will they cover, and we do not have protection against, lost profits, business interruptions, fixed operating expenses, loss of business or similar losses. Our insurance contains customary exclusions, material change and other conditions that could limit recovery under those policies. Further, any insurance proceeds may not be received on a timely basis in order to launch a spare satellite or construct and launch a replacement satellite or take other remedial measures. In addition, the policies are subject to limitations involving uninsured losses, large satellite performance deductibles and policy limits.

Satellites under construction are subject to significant risks related to construction and launch that could limit our ability to utilize these satellites.

We intend to construct and launch one or more additional satellites in the future. In particular, we have announced our intention to award a satellite construction contract in 2012 for a second high-capacity Ka-band spot-beam satellite. The design and construction of satellites require significant investments of capital and management time. Satellite construction and launch are also subject to significant risks, including construction delays, cost overruns, regulatory conditions or delays, unavailability of launch opportunities, launch failure, damage or destruction during launch and improper orbital placement. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 36 months or longer, and to obtain other launch opportunities. The overall historical loss rate in the satellite industry for all launches of commercial satellites in fixed orbits in the last five years is estimated by some industry participants to be approximately 10% but could at any time be higher.

Our satellite broadband services business strategy may not succeed in the long term.

A major element of our satellite broadband services business strategy is to utilize ViaSat-1 and any additional satellites we may construct or acquire to greatly expand our provision of retail and wholesale satellite broadband internet services in the United States. We successfully launched our ViaSat-1 satellite in October 2011 and commenced our Exede broadband service offerings on the satellite in January 2012. We may be unsuccessful in implementing our business plan for our satellite broadband services business, or we may not be able to achieve the revenue that we expect from our satellite broadband services business. These risks may increase if we construct or acquire additional satellites. A failure to attract a sufficient number of distributors or customers for our Exede service, or a failure to grow our customer base as quickly as we anticipate, would result in lower revenues and earnings than anticipated and may have a material adverse effect on our operations and revenues in our satellite services segment.

Beginning in the fourth quarter of fiscal year 2011, we have incurred higher operating costs in connection with the launch and roll out of our ViaSat-1 satellite and related ground infrastructure and, beginning in January 2012, the launch of our Exede internet services. These higher operating costs have included costs associated with depreciation, connectivity to the ViaSat-1 gateways, advertising and marketing, commissions, logistics, customer care and various support systems. These higher operating costs have negatively impacted income from operations during the past seven quarters as the costs incurred were higher than incremental revenue generated by our satellite services segment. In the second quarter of fiscal year 2013, the total number of subscribers of our Exede internet services increased and we expect that this trend will continue. Accordingly, we expect that the resultant incremental service revenues in our satellite services segment will improve income (loss) from operations for that segment over time. However, there can be no assurance that this will occur. In addition, since the fourth quarter of fiscal year 2012, we have experienced higher interest expense as we no longer capitalize the interest expense relating to the debt incurred to build ViaSat-1 and the related gateway and networking equipment now that ViaSat-1 is in service. We also expect our capital expenditures to increase during the remainder of fiscal year 2013 as a result of increased subscriber acquisition costs relating to the expected increase in the number of subscribers of our Exede internet services. We expect our capital expenditures also to increase in connection with our expected commencement of construction of one or more additional high-capacity satellites. One of our principal competitors in satellite broadband recently launched a new satellite and is expected to initiate a service that is expected to compete with Exede. If our business strategy for our satellite services segment does not succeed, we may be unable to recover our significant investments in the ViaSat-1 satellite and related gateways and other capitalized assets, which could have a material adverse impact on our business, financial condition or results of operations.

We may be unable to obtain or maintain required authorizations or contractual arrangements.

Governmental authorizations are required in connection with the products and services that we provide. In order to maintain these authorizations, compliance with specific conditions of those authorizations, certain laws and regulations, and the payment of annual regulatory fees may be required. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of such authorizations and could have a material adverse impact on our business, financial condition or results of operations. We currently hold authorizations to, among other things, operate various satellite earth stations (including but not limited to user terminals, “gateway” facilities, and network hubs) and operate satellite space stations and/or use those space stations to provide service to certain jurisdictions. While we anticipate that these authorizations will be renewed in the ordinary course to the extent that they otherwise would expire, or replaced by authorizations covering more advanced facilities, we can provide no assurance that this will be the case. The inability to timely obtain required authorizations for future operations could delay or preclude our provision of new products and services. Further, changes to the regulations under which we operate could adversely affect our ability to obtain or maintain authorizations. Either circumstance could have a material adverse impact on our business.

Our operations also rely upon authorizations held by other entities with which we have contractual arrangements. The failure of those entities to maintain their respective authorizations, or the termination or expiration of our contractual arrangements with those entities, could have a material adverse impact on our business. For example, our ViaSat-1 satellite operates under authority from the FCC as well as authority granted to ManSat Limited by the governments of the Isle of Man and the United Kingdom, and pursuant to contractual arrangements we have with ManSat Limited that extend past the expected useful life of ViaSat-1. In addition to our ViaSat-1 and WildBlue-1 satellites, we also use Ka-band capacity on the Anik F2 satellite to provide our broadband services under an agreement with Telesat Canada, and we may do so until the end of the useful life of that satellite. Telesat Canada operates that satellite under authority granted to it by the government of Canada. We also currently use the WildBlue-1 satellite, which we own, and which is co-located with Anik F2 under authority granted to Telesat Canada by the government of Canada, and pursuant to an agreement we have with Telesat Canada that expires upon the end of the useful life of Anik F2. While the end of the useful life of Anik F2 is not expected to occur before 2019, there can be no assurance that will be the case. The failure of ManSat Limited or Telesat Canada to maintain their respective authorizations, or the termination or expiration of our contractual arrangements with those entities (including as a result of the premature end of life of Anik F2), could require us to seek alternative satellite capacity for our customers, which may not be available, or which may require the costly and time-consuming process of repointing the antennas of our customers.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. U.S. laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR) and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC). The export of certain satellite hardware, services and technical data relating to satellites is regulated by the U.S. Department of State under ITAR. Other items are controlled for export by the U.S. Department of Commerce under the EAR. We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from OFAC. In addition, we are subject to the Foreign Corrupt Practices Act, which generally bars bribes or unreasonable gifts to foreign governments or officials. Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

Changes in the regulatory environment could have a material adverse impact on our competitive position, growth and financial performance.

The provision of wireless and satellite communications and secure networking products and services is highly regulated. Our business is subject to the regulatory authority of the jurisdictions in which we operate, including the United States and other jurisdictions around the world. Those authorities regulate, among other things, the launch and operation of satellites, the use of radio spectrum, the licensing of earth stations and other radio transmitters, the provision of communications services, and the design, manufacture and marketing of communications systems and networking infrastructure. We cannot predict when or whether applicable laws or regulations may come into effect or change, or what the cost and time necessary to comply with such new or updated laws or regulations may be. Failure to comply with applicable laws or regulations could result in the imposition of financial penalties against us, the adverse modification or cancellation of required authorizations, or other material adverse actions.

Laws and regulations affecting the wireless and satellite communications and secure networking industries are subject to change in response to industry developments, new technology, and political considerations. Legislators and regulatory authorities in various countries are considering, and may in the future adopt, new laws, policies and regulations, as well as changes to existing regulations, regarding a variety of matters that could, directly or indirectly, affect our operations or the operations of our distribution partners, increase the cost of providing our products and services and make our products less competitive in our core markets. For example, in November 2011, the FCC adopted an order establishing a new universal service funding mechanism to support the provision of voice and broadband services in certain high-cost areas of the United States, to be known as the Connect America Fund (CAF). Among other things, the new CAF mechanism would grant incumbent wireline carriers rights of first refusal allowing them to secure the vast majority of available support, to the exclusion of competitive service providers. Satellite broadband providers would be eligible for much more limited funding, which may place us at a competitive disadvantage in the provision of broadband services in rural areas. The CAF mechanism has not yet been fully implemented, and the FCC has sought further public comment with respect to certain details of implementation. Moreover, the FCC order establishing the CAF is the subject of pending petitions for reconsideration filed with the FCC, as well as pending judicial appeals. As such, it is uncertain how and when the CAF will be implemented, and how such implementation could impact satellite broadband providers. If the CAF, as implemented, were to give incumbents a competitive advantage in providing broadband services in supported areas, this could have a material adverse effect on our business, financial condition and results of operations.

Changes to laws and regulations could materially harm our business by (1) affecting our ability to obtain or retain required governmental authorizations, (2) restricting our ability to provide certain products or services, (3) restricting development efforts by us and our customers, (4) making our current products and services less attractive or obsolete, (5) increasing our operational costs, or (6) making it easier or less expensive for our competitors to compete with us. Changes in, or our failure to comply with, applicable laws and regulations could materially harm our business and impair the value of the notes.

Our operating results are difficult to predict and the trading price of the notes may be volatile.

Our operating results have varied significantly from quarter to quarter in the past and may continue to do so in the future. The factors that cause our quarter-to-quarter operating results to be unpredictable include:

•	varying subscriber addition and churn rates for our consumer broadband business,

•	the mix of wholesale and retail subscriber additions in our consumer broadband business,

•	a complex and lengthy procurement process for most of our customers and potential customers,

•	changes in the levels of research and development spending, including the effects of associated tax credits,

•	cost overruns on fixed-price development contracts,

•	the difficulty in estimating costs over the life of a contract, which may require adjustment in future periods,

•	the timing, quantity and mix of products and services sold,

•	price discounts given to some customers,

•	market acceptance and the timing of availability of our new products and services,

•	the timing of customer payments for significant contracts,

•	one-time charges to operating income arising from items such as acquisition expenses, impairment of assets and write-offs of assets related to customer non-payments or obsolescence,

•	the failure to receive an expected order or a deferral of an order to a later period, and

•	general economic and political conditions.

Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations and financial condition that could adversely affect the trading price of the notes. In addition, it is likely that in one or more future quarters our results may fall below the expectations of analysts and investors, which would likely cause the trading price of the notes to decrease.

Our reliance on U.S. government contracts exposes us to significant risks.

Our government systems segment revenues were approximately 45% of our total revenues for the six months ended September 28, 2012, 45% of our total revenues in fiscal year 2012, 48% of our total revenues in fiscal year 2011 and 56% of our total revenues in fiscal year 2010, and were derived primarily from U.S. government applications. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenue. U.S. government business exposes us to various risks, including:

•	changes in governmental procurement legislation and regulations and other policies, which may reflect military and political developments,

•	unexpected contract or project terminations or suspensions,

•	unpredictable order placements, reductions or cancellations,

•

reductions or delays in government funds available for our projects due to government policy changes, budget cuts or delays, changes in available funding, reductions in government defense expenditures and contract adjustments,

•	the ability of competitors to protest contractual awards,

•	penalties arising from post-award contract audits,

•	the reduction in the value of our contracts as a result of the routine audit and investigation of our costs by U.S. government agencies,

•	higher-than-expected final costs, particularly relating to software and hardware development, for work performed under contracts where we commit to specified deliveries for a fixed price,

•	limited profitability from cost-reimbursement contracts under which the amount of profit is limited to a specified amount,

•

unpredictable cash collections of unbilled receivables that may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates,

•	competition with programs managed by other government contractors for limited resources and for uncertain levels of funding,

•	significant changes in contract scheduling or program structure, which generally result in delays or reductions in deliveries, and

•	intense competition for available U.S. government business necessitating increases in time and investment for design and development.

We must comply with and are affected by laws and regulations relating to the award, administration and performance of U.S. government contracts. Government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business, including the establishment of compliance procedures. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our contracts or debarment from bidding on contracts.

Substantially all of our U.S. government backlog scheduled for delivery can be terminated at the convenience of the U.S. government because our contracts with the U.S. government typically provide that orders may be terminated with limited or no penalties. If we are unable to address any of the risks described above, or if we were to lose all or a substantial portion of our sales to the U.S. government, it could materially harm our business and impair the value of the notes.

The funding of U.S. government programs is subject to congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program may extend over several fiscal years. Consequently, programs are often only partially funded initially and additional funds are committed only as Congress makes further appropriations. In the event that appropriations for one of our programs become unavailable, or are reduced or delayed, our contract or subcontract under such program may be terminated or adjusted by the government, which could have a negative impact on our future sales and results of operations. Budget cuts to defense spending, such as those that may take effect in January 2013 under the Budget Control Act of 2011, can exacerbate these problems. From time to time, when a formal appropriation bill has not been signed into law before the end of the U.S. government’s fiscal year, Congress may pass a continuing resolution that authorizes agencies of the U.S. government to continue to operate, generally at the same funding levels from the prior year, but does not authorize new spending initiatives, during a certain period. During such period (or until the regular appropriation bills are passed), delays can occur in procurement of products and services due to lack of funding, and such delays can affect our results of operations during the period of delay.

Our business could be adversely affected by a negative audit by the U.S. government.

As a government contractor, we are routinely subject to audit and review by the DCMA, the Defense Contract Audit Agency (DCAA) and other U.S. government agencies of our performance on government contracts, indirect rates and pricing practices, accounting and management internal control business systems, and compliance with applicable contracting and procurement laws, regulations and standards. Both contractors and the U.S. government agencies conducting these audits and reviews have come under increased scrutiny. In particular, audits and reviews have become more rigorous and the standards to which we are held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome. Increases in congressional scrutiny and investigations into business practices and major programs supported by contractors may lead to increased legal costs and may harm our reputation and profitability if we are among the targeted companies.

An adverse outcome to a review or audit or other failure to comply with applicable contracting and procurement laws, regulations and standards could result in material civil and criminal penalties and administrative sanctions being imposed on us, which may include termination of contracts, forfeiture of profits, triggering of price reduction clauses, suspension of payments, significant customer refunds, fines and suspension, or a prohibition on doing business with U.S. government agencies. In addition, if we fail to obtain an “adequate” determination of our various accounting and management internal control business systems from applicable U.S. government agencies or if allegations of impropriety are made against us, we could suffer serious harm to our business or our reputation, including our ability to bid on new contracts or receive contract renewals and our competitive position in the bidding process. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Our incurred cost audits by the DCAA have not been completed for fiscal year 2004 and subsequent fiscal years. Although we have recorded contract revenues subsequent to fiscal year 2003 based upon an estimate of costs that we believe will be approved upon final audit or review, we do not know the outcome of any ongoing or future audits or reviews and adjustments, and if future adjustments exceed our estimates, our profitability would be adversely affected. In the fourth quarter of fiscal year 2011, based on communications with the DCMA, changes in the regulatory environment for federal government contractors, the status of current government audits and other events, we recorded an additional $5.0 million in contract-related reserves for our estimate of potential refunds to customers for possible cost adjustments on several multi-year U.S. government cost reimbursable contracts, bringing our total reserve to $6.7 million as of September 28, 2012. These reserves are classified as either an element of accrued liabilities or as a reduction of unbilled accounts receivable based on status of the related contracts. There can be no assurance that audits or reviews of our incurred costs and cost accounting systems for other fiscal years will not be subject to further audit, review or scrutiny by the DCAA or other government agencies.

The global business environment could negatively affect our business, results of operations and financial condition.

Our business and operating results have been and will continue to be affected by the global business environment and economic conditions, including changes in interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation, unemployment rates, energy costs, geopolitical issues and other macro-economic factors. Continued concerns about the systemic impact of potential long-term or widespread economic downturn or recession and other macroeconomic factors affecting spending behavior have contributed to diminished expectations for the U.S. and global economy.

The current economic environment may materially adversely affect our business and financial performance in a number of ways. For example, high unemployment levels or energy costs may impact our consumer customer base in our satellite services segment by reducing consumers’ discretionary income and affecting their ability to subscribe to our broadband services. Our commercial networks segment similarly depends on the economic health and willingness of our customers and potential customers to make and adhere to capital and financial commitments to purchase our products and services. During periods of slowing global economic growth or recession, our customers or key suppliers may experience deterioration of their businesses, cash flow shortages, difficulty obtaining financing or insolvency. Existing or potential customers may reduce or postpone spending in response to tighter credit, negative financial news or declines in income or asset values, which could have a material negative effect on the demand for our products and services. If global economic conditions continue to be volatile or deteriorate, we could experience reduced demand for, and pricing pressure on, our products and services, which could lead to a reduction in our revenues and adversely affect our business, financial condition and results of operations.

In addition, U.S. credit markets have in recent years experienced significant dislocations and liquidity disruptions. Uncertainty or volatility in credit or capital markets may negatively impact our ability to access additional debt or equity financing or to refinance existing indebtedness in the future on favorable terms or at all. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our revenues is derived from a few of our contracts.

A small number of our contracts account for a significant percentage of our revenues. Our five largest contracts generated approximately 22% of our total revenues in the six months ended September 28, 2012, 20% of our total revenues in fiscal year 2012, 21% of our total revenues in fiscal year 2011 and 25% of our total revenues in fiscal year 2010. Our largest revenue producing contracts are related to our tactical data links products, including our Multifunctional Information Distribution System terminals, which generated approximately 9% of our total revenues for the six months ended September 28, 2012, 10% of our total revenues in fiscal year 2012, 13% of our total revenues in fiscal year 2011 and 19% of our total revenues in fiscal year 2010. The failure of these customers or any of our key distributors to place additional orders or to maintain their contracts with us for any reason, including any downturn in their business or financial condition or our inability to renew our contracts with these customers or obtain new contracts when they expire, could materially harm our business and impair the value of the notes.

A number of our commercial customers have in the past, and may in the future, experience financial difficulties. Many of our commercial customers face risks that are similar to those we encounter, including risks associated with market growth, product defects, acceptance by the market of products and services, and the ability to obtain sufficient capital. Further, many of our customers and strategic partners that provide satellite-based services (including Xplornet and Eutelsat) could be materially affected by a satellite failure as well as by partial satellite failure, satellite performance degradation, satellite manufacturing errors and other failures resulting from operating satellites in the harsh environment of space. We cannot assure you that our customers will be successful in managing these risks. If our customers do not successfully manage these types of risks, it could impair our ability to generate revenues and collect amounts due from these customers and materially harm our business.

Our development contracts may be difficult for us to comply with and may expose us to third-party claims for damages.

We are often party to government and commercial contracts involving the development of new products. We derived approximately 20% of our total revenues in the six months ended September 28, 2012, 26% of our total revenues in each of the fiscal years 2012 and 2011, and 14% of our total revenues in fiscal year 2010 from these development contracts. These contracts typically contain strict performance obligations and project milestones. We cannot assure you we will comply with these performance obligations or meet these project milestones in the future. If we are unable to comply with these performance obligations or meet these milestones, our customers may terminate these contracts and, under some circumstances, recover damages or other penalties from us. We are not currently, nor have we always been, in compliance with all outstanding performance obligations and project milestones in our contracts. We cannot assure you that the other parties to any such contract will not terminate the contract or seek damages from us. If other parties elect to terminate their contracts or seek damages from us, it could materially harm our business and impair the value of the notes.

Our success depends on the investment in and development of new satellite and wireless communications and secure networking products and services and our ability to gain acceptance of these products and services.

The wireless and satellite communications and secure networking markets are subject to rapid technological change, frequent new and enhanced product and service introductions, product obsolescence and changes in user requirements. Our ability to compete successfully in these markets depends on our success in applying our expertise and technology to existing and emerging satellite and wireless communications and secure networking markets, as well as our ability to successfully develop, introduce and sell new products and services on a timely and cost-effective basis that respond to ever-changing customer requirements, which depends on several factors, including:

•	our ability to enhance our product and service offerings by increasing service quality and adding innovative features that differentiate our offerings from those of our competitors,

•	successful integration of various elements of our complex technologies and system architectures,

•	timely completion and introduction of new system and product designs,

•	achievement of acceptable product and service costs,

•	timely and efficient implementation of our manufacturing and assembly processes and cost reduction efforts,

•	establishment of close working relationships with major customers for the design of their new communications and secure networking systems incorporating our products and services,

•	development of competitive products, services and technologies by existing and new competitors,

•	marketing and pricing strategies of our competitors with respect to competitive products and services, and

•	market acceptance of our new products and services.

We cannot assure you that our new technology, product or service offerings will be successful or that any of the new technologies, products or services we offer will achieve sufficient market acceptance. We may experience difficulties that could delay or prevent us from successfully selecting, developing, manufacturing or marketing new technologies, products or services, and these efforts could divert our attention and resources from other projects. We cannot be sure that such efforts and expenditures will ultimately lead to the timely development of new offerings and technologies. Any delays could result in increased costs of development or divert resources from other projects. In addition, defects may be found in our products after we begin deliveries that could result in degradation of service quality, and the delay or loss of market acceptance. If we are unable to design, manufacture, integrate and market profitable new products and services for existing or emerging markets, it could materially harm our business, financial condition and results of operations, and impair the value of the notes.

In addition, we believe that significant investments in next generation broadband satellites and associated infrastructure will be required for satellite-based technologies to compete more effectively with terrestrial-based technologies in the consumer and enterprise markets. We are constantly evaluating the opportunities and investments related to the development of these next generation broadband systems. The development of these capital-intensive next generation systems may require us to undertake debt financing and/or the issuance of additional equity, which could expose us to increased risks and impair the value of the notes. In addition, if we are unable to effectively or profitably design, manufacture, integrate and market such next generation technologies, it could materially harm our business, financial condition and results of operations, and impair the value of the notes.

Because our products are complex and are deployed in complex environments, our products may have defects that we discover only after full deployment, which could seriously harm our business.

We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software typically contains defects or programming flaws that can unexpectedly interfere with expected operations. In addition, our products are complex and are designed to be deployed across complex networks, which in some cases may include over a million users. Because of the nature of these products, there is no assurance that our pre-shipment testing programs will be adequate to detect all defects. As a result, our customers may discover errors or defects in our hardware or software, or our products may not operate as expected after they have been fully deployed. If we are unable to cure a product defect, we could experience damage to our reputation, reduced customer satisfaction, loss of existing customers and failure to attract new customers, failure to achieve market acceptance, cancellation of orders, loss of revenue, reduction in backlog and market share, increased service and warranty costs, diversion of development resources, legal actions by our customers, product returns or recalls, issuance of credit to customers and increased insurance costs. Further, due to the high volume nature of our consumer broadband business, defects of products in this business could significantly increase these risks. Defects, integration issues or other performance problems in our products could also result in financial or other damages to our customers. Our customers could seek damages for related losses from us, which could seriously harm our business, financial condition and results of operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly. The occurrence of any of these problems would seriously harm our business, financial condition and results of operations.

Our reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or hacking.

Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. An increasing number of companies have recently disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If unauthorized parties gain access to our information technology systems, they may be able to misappropriate assets or sensitive information (such as personally identifiable information of our customers, business partners and employees), cause interruption in our operations, corruption of data or computers, or otherwise damage our reputation and business. In such circumstances, we could be held liable to our customers or other parties, or be subject to regulatory or other actions for breaching privacy rules. Any compromise of our security could result in a loss of confidence in our security measures, and subject us to litigation, civil or criminal penalties, and negative publicity that could adversely affect our financial condition and results of operations. Further, if we are unable to comply with the security standards established by banks and the payment card industry, we may be subject to fines, restrictions, and expulsion from card acceptance programs, which could adversely affect our operations.

We may experience losses from our fixed-price contracts.

Of our total government systems and commercial networks segments revenues, approximately 94% in the six months ended September 28, 2012, 93% in fiscal year 2012, 95% in fiscal year 2011 and 91% in fiscal year 2010 were derived from contracts with fixed prices. These contracts carry the risk of potential cost overruns because we assume all of the cost burden. We assume greater financial risk on fixed-price contracts than on other types of contracts because if we do not anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract, it may significantly reduce our net profit or cause a loss on the contract. In the past, we have experienced significant cost overruns and losses on fixed-price contracts. For example, in June 2010, we performed extensive integration testing of numerous system components that had been separately developed as part of a government satellite communication program. As a result of this testing and subsequent internal reviews and analyses, we determined that significant additional rework was required in order to complete the program requirements and specifications, and to prepare for a scheduled customer test. This additional rework and engineering effort resulted in a substantial increase in estimated labor and material costs to complete the program. Accordingly, during the first quarter of fiscal year 2011, we recorded an additional forward loss of $8.5 million related to this estimate of program costs. Because many of these contracts involve new technologies and applications and can last for years, unforeseen events, such as technological difficulties, fluctuations in the price of raw materials, problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us over time. Furthermore, if we do not meet contract deadlines or specifications, we may need to renegotiate contracts on less favorable terms, be forced to pay penalties or liquidated damages or suffer major losses if the customer exercises its right to terminate. We believe a high percentage of our contracts will be at fixed prices in the future. Although we attempt to accurately estimate costs for fixed-price contracts, we cannot assure you our estimates will be adequate or that substantial losses on fixed-price contracts will not occur in the future. If we are unable to address any of the risks described above, it could materially harm our business, financial condition and results of operations, and impair the value of the notes.

Our reliance on a limited number of third parties to manufacture and supply our products and the components contained therein exposes us to various risks.

Our internal manufacturing capacity is limited and we do not intend to expand our capability in the foreseeable future. We rely on a limited number of contract manufacturers to produce our products and expect to rely increasingly on these manufacturers in the future. In addition, some components, subassemblies and services necessary for the manufacture of our products are obtained from a sole source supplier or a limited group of suppliers.

Our reliance on contract manufacturers and on sole source suppliers or a limited group of suppliers involves several risks. We may not be able to obtain an adequate supply of required components, and our control over the price, timely delivery, reliability and quality of finished products may be reduced. The process of manufacturing our products and some of our components and subassemblies is extremely complex. We have in the past experienced and may in the future experience delays in the delivery of and quality problems with products and components and subassemblies from vendors. Some of the suppliers we rely upon have relatively limited financial and other resources. Some of our vendors have manufacturing facilities in areas that may be prone to natural disasters and other natural occurrences that may affect their ability to perform and deliver under our contract. If we are not able to obtain timely deliveries of components and subassemblies of acceptable quality or if we are otherwise required to seek alternative sources of supply or to substitute alternative technology, or to manufacture our finished products or components and subassemblies internally, our ability to satisfactorily and timely complete our customer obligations could be negatively impacted which could result in reduced sales, termination of contracts and damage to our reputation and relationships with our customers. This failure could also result in a customer terminating our contract for default. A default termination could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders. In addition, a delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs and may have an adverse effect upon our profitability.

The markets we serve are highly competitive and our competitors may have greater resources than us.

The wireless and satellite communications and secure networking industries are highly competitive and competition is increasing. In addition, because the markets in which we operate are constantly evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies, products or services may be introduced into our markets. Currently, we face substantial competition in each of our business segments. In our satellite services and commercial networks segments, we compete with Astrium, AT&T, CenturyLink, Clearwire, Earthlink, Frontier, Gilat, EchoStar (Hughes Communications), iDirect Technologies, Inmarsat, Panasonic, Space Systems/Loral, Thales and Verizon, each of which offers a broad range of satellite or terrestrial communications products and services, and with other internet service providers in areas where such competing services are available. Our principal competitors in the supply of antenna systems are ASC Signal, General Dynamics, L-3 Communications and Zodiac Data Systems. Within our government systems segment, we generally compete with manufacturers of defense electronics products, systems or subsystems, such as BAE Systems, General Dynamics, Harris, L-3 Communications, Rockwell Collins and similar companies. The overall number of our competitors may increase, and the identity and composition of competitors may change. As we continue to expand globally, we may see new competition in different geographic regions. Many of our competitors and potential competitors have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources and access to technologies not available to us. In addition, our satellite services segment faces increasing competition as a result of recent industry consolidation and vertical integration, which enables our competitors to provide competing services to broader customer segments or to offer bundled service offerings that we are not able to duplicate, or which may reduce demand for our wholesale broadband internet services. For example, certain of our competitors have developed or are developing products that will compete directly with our ViaSat-1 based Exede broadband services. In addition, some of our customers continuously evaluate whether to develop and manufacture their own products and could elect to compete with us at any time. Our ability to compete may be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share.

Any failure to successfully integrate strategic acquisitions could adversely affect our business.

In order to position ourselves to take advantage of growth opportunities, we have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include:

•	the difficulty in integrating newly acquired businesses and operations in an efficient and effective manner,

•	the challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions,

•	the risk of diverting our resources and the attention of our senior management from the operations of our business,

•	additional demands on management related to the increase in the size and scope of our company following an acquisition,

•	the risk that our markets do not evolve as anticipated and the technologies acquired do not prove to be those needed to be successful in those markets,

•	difficulties in combining corporate cultures,

•	difficulties in the assimilation and retention of key employees,

•	difficulties in maintaining relationships with present and potential customers, distributors and suppliers of the acquired business,

•	costs and expenses associated with any undisclosed or potential liabilities of the acquired business,

•

delays, difficulties or unexpected costs in the integration, assimilation, implementation or modification of platforms, systems, functions, technologies and infrastructure to support the combined business, as well as maintaining uniform standards, controls (including internal accounting controls), procedures and policies,

•	the risk that the returns on acquisitions will not support the expenditures or indebtedness incurred to acquire such businesses or the capital expenditures needed to develop such businesses,

•	the risks of entering markets in which we have less experience, and

•	the risks of potential disputes concerning indemnities and other obligations that could result in substantial costs.

To complete future acquisitions we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline. Mergers and acquisitions are inherently risky and subject to many factors outside of our control, and we cannot be certain that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. We do not know whether we will be able to successfully integrate the businesses, products, technologies or personnel that we might acquire in the future or that any strategic investments we make will meet our financial or other investment objectives. Any failure to do so could seriously harm our business, financial condition and results of operations.

We depend on a limited number of key employees who would be difficult to replace.

We depend on a limited number of key technical, marketing and management personnel to manage and operate our business. In particular, we believe our success depends to a significant degree on our ability to attract and retain highly skilled personnel, including our Chairman and Chief Executive Officer, Mark Dankberg, and those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for these types of personnel is intense, and the loss of key employees could materially harm our business and impair the value of the notes. To the extent that the demand for qualified personnel exceeds supply, we could experience higher labor, recruiting or training costs in order to attract and retain such employees, or could experience difficulties in performing under our contracts if our needs for such employees were unmet.

Because we conduct business internationally, we face additional risks related to global political and economic conditions, changes in regulation and currency fluctuations.

Approximately 27% of our total revenues for the six months ended September 28, 2012, 21% of our total revenues in fiscal year 2012, 17% of our total revenues in fiscal year 2011 and 19% of our total revenues in fiscal year 2010 were derived from international sales. We anticipate international sales will account for an increasing percentage of our total revenues over the next several years. Many of these international sales may be denominated in foreign currencies. Because we do not currently engage in, nor do we anticipate engaging in, material foreign currency hedging transactions related to international sales, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. This decrease in value could also make our products less price-competitive.

There are additional risks in conducting business internationally, including:

•	unexpected changes in laws, policies and regulatory requirements, including but not limited to regulations related to import-export control,

•	increased cost of localizing systems in foreign countries,

•	increased sales and marketing and research and development expenses,

•	availability of suitable export financing,

•	timing and availability of export licenses,

•	imposition of taxes, tariffs, embargoes and other trade barriers,

•	political and economic instability,

•	fluctuations in currency exchange rates,

•	compliance with a variety of international laws and U.S. laws affecting the activities of U.S. companies abroad,

•	challenges in staffing and managing foreign operations,

•	difficulties in managing distributors,

•	potentially adverse tax consequences,

•	potential difficulty in making adequate payment arrangements, and

•	potential difficulty in collecting accounts receivable.

In addition, some of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. We may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of the notes.

Our ability to protect our proprietary technology is limited.

Our success depends significantly on our ability to protect our proprietary rights to the technologies we use in our products and services. We generally rely on a combination of copyrights, patents, trademarks and trade secret laws and contractual rights to protect our intellectual property rights. We also enter into confidentiality agreements with our employees, consultants and corporate partners, and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property we have developed to enhance their own products and services, which could materially harm our business and impair the value of the notes. Monitoring and preventing unauthorized use of our technology is difficult. From time to time, we undertake actions to prevent unauthorized use of our technology, including sending cease and desist letters. In addition, we may be required to commence litigation to protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others. For example, see the section entitled “Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012, for a discussion of certain patent infringement litigation relating to our satellites. If we are unsuccessful in any such litigation, our rights to enforce such intellectual property may be impaired or we could lose some or all of our rights to such intellectual property. We do not know whether the steps we have taken will prevent unauthorized use of our technology, including in foreign countries where the laws may not protect our proprietary rights as extensively as in the United States. If we are unable to protect our proprietary rights, we may find ourselves at a competitive disadvantage to others who need not incur the substantial expense, time and effort required to create the innovative products. Also, we have delivered certain technical data and information to the U.S. government under procurement contracts, and the U.S. government may have unlimited rights to use that technical data and information. There can be no assurance that the U.S. government will not authorize others to use that data and information to compete with us.

Our involvement in litigation relating to intellectual property claims may have a material adverse effect on our business.

We may be party to intellectual property infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims. Regardless of the merit of these claims, intellectual property litigation can be time consuming and costly and may result in the diversion of the attention of technical and management personnel. An adverse result in any litigation could have a material adverse effect on our business, financial condition and results of operations. For example, see the section entitled “Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012, for a discussion of certain patent infringement litigation relating to our satellites. Asserted claims or initiated litigation can include claims against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products, or components of those products. If our products are found to infringe or violate the intellectual property rights of third parties, we may be forced to (1) seek licenses or royalty arrangements from such third parties, (2) stop selling, incorporating or using products that included the challenged intellectual property, or (3) incur substantial costs to redesign those products that use the technology. We cannot assure you that we would be able to obtain any such licenses or royalty arrangements on reasonable terms or at all or to develop redesigned products or, if these redesigned products were developed, they would perform as required or be accepted in the applicable markets.

We rely on the availability of third-party licenses.

Many of our products are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various elements of the technology used to develop these products. We cannot assure you that our existing or future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost.

Adverse resolution of litigation may harm our operating results or financial condition.

We are a party to various lawsuits and claims in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, financial condition and results of operations.

Our executive officers and directors own a large percentage of our common stock and exert significant influence over us.

As of November 12, 2012, our executive officers and directors and their affiliates beneficially owned an aggregate of approximately 11% of our common stock. Accordingly, these stockholders may be able to substantially influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Circumstances may arise in which the interests of these stockholders could conflict with the interests of our other stockholders or your interests as a holder of the notes. These stockholders could delay or prevent a change in control of ViaSat even if such a transaction would be beneficial to our other stockholders.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to use commercially reasonable efforts to (1) file with the SEC a registration statement on an appropriate registration form with respect to the exchange of the old notes for the new notes and (2) cause such registration statement to become effective under the Securities Act. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement is an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are substantially identical to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not contain terms with respect to transfer restrictions applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of New Notes” and “Description of Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (DTC) who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $300.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m. New York City time on             ,             . However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than                     ,                     , the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to Wilmington Trust, National Association, the exchange agent, at the address listed under the heading “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•

deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account, including by means of DTC’s Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Securities Transfer Agents Medallion Program, (STAMP) or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed before the expiration time, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•

prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.	stating the name and address of the holder of old notes and the amount of old notes tendered;

2.	stating that the tender is being made; and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from June 15, 2012 or, if interest has been paid on the old notes, the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes. Old notes not accepted for exchange will continue to accrue interest from June 15, 2012 or, if interest has been paid on the old notes, the date interest was most recently paid.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•

a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration, Extension and Amendment” above.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

WILMINGTON TRUST, NATIONAL ASSOCIATION AS EXCHANGE AGENT

By registered mail or certified mail:	By regular mail or overnight courier:	By hand:
Wilmington Trust, National Association c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed	Wilmington Trust, National Association c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed	Wilmington Trust, National Association c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed

Facsimile (eligible institutions only): (302) 636-4139, Attention: Sam Hamed

Telephone Inquiries: (302) 636-6181

Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Regulatory Approval

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

As the terms of the new notes and the old notes are identical in all material respects, we will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table provides our selected historical consolidated financial data as of and for each of the fiscal years in the five-year period ended March 30, 2012 and the six months ended September 28, 2012 and September 30, 2011. The selected historical consolidated statement of operations data for each of the fiscal years in the three-year period ended March 30, 2012 and the consolidated balance sheet data as of March 30, 2012 and April 1, 2011 are derived from our audited consolidated financial statements and should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 incorporated by reference in this prospectus. The data as of and for the six months ended September 28, 2012 and September 30, 2011 are derived from our unaudited condensed consolidated financial statements and should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012 incorporated by reference in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The selected consolidated statement of operations data for the years ended April 3, 2009 and March 28, 2008 and the consolidated balance sheet data as of April 2, 2010, April 3, 2009 and March 28, 2008 are derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus.

	Fiscal year ended					Six months ended
(in thousands, except per share data)	Mar. 28, 2008	Apr. 3, 2009	Apr. 2, 2010 (1)	Apr. 1, 2011 (1)	Mar. 30, 2012 (1)	Sep. 30, 2011	Sep. 28, 2012
						(Unaudited)
Consolidated statements of operations data:
Revenues:
Product revenues	$543,468	$595,342	$584,074	$523,938	$542,064	$269,157	$316,204
Service revenues	31,182	32,837	104,006	278,268	321,563	148,968	208,381

Total revenues	574,650	628,179	688,080	802,206	863,627	418,125	524,585
Operating expenses:
Cost of product revenues	394,666	424,620	408,526	389,945	402,794	200,194	230,470
Cost of service revenues	18,854	22,204	66,830	160,623	233,187	103,520	173,951
Selling, general and administrative	76,365	98,624	132,895	164,265	181,728	86,112	110,580
Independent research and development	32,273	29,622	27,325	28,711	24,992	12,503	16,127
Amortization of acquired intangible assets	9,562	8,822	9,494	19,409	18,732	9,539	8,105

Income (loss) from operations	42,930	44,287	43,010	39,253	2,194	6,257	(14,648)
Interest income (expense), net	5,155	954	(6,733)	(2,831)	(8,247)	(172)	(22,994)

Income (loss) before income taxes	48,085	45,241	36,277	36,422	(6,053)	6,085	(37,642)
Provision for (benefit from) income taxes	13,521	6,794	5,438	(2)	(13,651)	(3,678)	(15,352)

Net income (loss)	34,564	38,447	30,839	36,424	7,598	9,763	(22,290)
Less: Net income (loss) attributable to the noncontrolling interest, net of tax	1,051	116	(297)	309	102	29	37

Net income (loss) attributable to ViaSat, Inc.	$33,513	$38,331	$31,136	$36,115	$7,496	$9,734	$(22,327)

Basic net income (loss) per share attributable to ViaSat, Inc. common stockholders	$1.11	$1.25	$0.94	$0.88	$0.18	$0.23	$(0.51)
Diluted net income (loss) per share attributable to ViaSat, Inc. common stockholders	$1.04	$1.20	$0.89	$0.84	$0.17	$0.22	$(0.51)
Shares used in computing basic net income (loss) per share	30,232	30,772	33,020	40,858	42,325	41,972	43,399
Shares used in computing diluted net income (loss) per share	32,224	31,884	34,839	43,059	44,226	43,860	43,399

	As of
(unaudited, in thousands)	Mar. 28, 2008	Apr. 3, 2009	Apr. 2, 2010 (1)	Apr. 1, 2011 (1)	Mar. 30, 2012 (1)	Sep. 30, 2011	Sep. 28 2012
Consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$125,219	$63,491	$89,631	$40,490	$172,583	$36,007	$136,118
Working capital	248,251	203,390	214,541	167,457	327,110	235,304	319,301
Total assets	551,094	622,942	1,293,552	1,405,748	1,727,153	1,525,567	1,743,369
Senior Notes, net	—	—	271,801	272,296	547,791	272,544	548,039
Other long-term debt	—	—	60,000	61,946	774	171,401	131
Other liabilities	17,290	24,718	24,395	23,842	50,353	24,422	57,060
Total ViaSat, Inc. stockholders’ equity	404,140	458,748	753,005	840,125	887,975	868,640	897,562

(1)	We completed the acquisition of WildBlue on December 15, 2009 and the results of WildBlue are reflected in our consolidated financial data from that date. See Note 9 to our audited consolidated financial statements for the fiscal year ended March 30, 2012, incorporated by reference herein, for pro forma information that reflects the combined results of ViaSat and WildBlue on a pro forma basis, as though the companies had been combined as of the beginning of our fiscal year ended April 2, 2010.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

The Credit Facility, as amended and restated, provides a revolving line of credit of $325.0 million (including up to $50.0 million of letters of credit), with a maturity date of May 9, 2017. Borrowings under the Credit Facility bear interest, at our option, at either (1) the highest of the Federal Funds rate plus 0.50%, the Eurodollar rate plus 1.00% or the administrative agent’s prime rate as announced from time to time, or (2) the Eurodollar rate plus, in the case of each of (1) and (2), an applicable margin that is based on our total leverage ratio. At September 28, 2012, the weighted average effective interest rate that would have been applied to any new borrowings under the Credit Facility was approximately 2.96%. The Credit Facility is guaranteed by certain of our existing and future domestic subsidiaries and collateralized by substantially all of our and the guarantor subsidiaries’ assets. ViaSat Communications, Inc. is currently the sole guarantor under the Credit Facility.

The Credit Facility contains financial covenants regarding a maximum total leverage ratio and a minimum interest coverage ratio. In addition, the Credit Facility contains covenants that restrict, among other things, our ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments.

At September 28, 2012, we had no outstanding borrowings under the Credit Facility and $38.5 million outstanding under standby letters of credit, leaving borrowing availability under the Credit Facility as of September 28, 2012 of $286.5 million.

The information set forth above regarding the Credit Facility is a summary. It does not purport to be complete and is qualified in its entirety by reference to the documents governing the Credit Facility, including the definitions of certain terms therein.

Initial 6.875% Senior Notes Due 2020

In February 2012, we issued $275.0 million in principal amount of 6.875% Senior Notes due 2020 in a private placement to institutional buyers, which were exchanged in August 2012 for substantially identical notes that had been registered with the SEC, which we refer to herein as the initial notes. The initial notes bear interest at the rate of 6.875% per year, payable semi-annually in cash in arrears, which interest payments commenced in June 2012.

The initial notes are identical to the new notes, except for the issue date, the issue price, the first interest payment date and the date from which interest begins to accrue. The new notes will be designated by the same CUSIP number as, and be fungible with, the initial notes.

Other liabilities

We refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012 for a discussion of our obligations under capital leases, operating leases and satellite capacity agreements, satellite orbital performance incentives and purchase commitments.

DESCRIPTION OF NEW NOTES

The Company issued the old notes and will issue the new notes under the indenture (the “Indenture”), dated as of February 27, 2012, among itself, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The terms of the new notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We issued our outstanding $275.0 million aggregate principal amount of 6.875% Senior Notes due 2020 under the Indenture on February 27, 2012. As a result, the terms “Issue Date” and “date of the Indenture” refer to February 27, 2012, the date of issue of the initial notes.

We may issue an unlimited principal amount of additional Notes (the “Additional Notes”) from time to time without notice to or the consent of the holders of the Notes. Such Additional Notes will have identical terms and conditions as the new notes and the initial notes, other than the issue date, the issue price, the first interest payment date and the date from which interest accrues. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenant described under the caption “Certain Covenants—Limitation on Indebtedness.” Any Additional Notes will be part of the same issue as the new notes and the initial notes. As used in this “Description of New Notes,” except as otherwise specified, the term “Notes” means the new notes, the initial notes and any Additional Notes. All Notes will vote together on all matters as a single class. The new notes will be designated by the same CUSIP number as, and be fungible with, the initial notes.

This “Description of New Notes” is intended to be a useful overview of the material provisions of the new notes and the Indenture, and is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including those terms made a part thereof by the Trust Indenture Act. Since this “Description of New Notes” is only a summary, you should refer to the Indenture for a more complete description of the obligations of the Company and the Subsidiary Guarantors and your rights. The Company will make a copy of the Indenture available to the holders and to prospective investors upon request.

You will find the definitions of certain capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to ViaSat, Inc. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes.

The Notes:

•	are general unsecured, senior obligations of the Company;

•	mature on June 15, 2020;

•

are unconditionally guaranteed on a senior basis by each Restricted Subsidiary that currently borrows under or guarantees, and any future domestic Restricted Subsidiary that borrows under or guarantees Indebtedness under the Senior Credit Facility. See “—Subsidiary Guarantees”;

•	are issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-Entry Settlement and Clearance”;

•	rank equally in right of payment to any existing and future unsecured senior Indebtedness of the Company;

•	are effectively subordinated to all Secured Indebtedness of the Company (including the Senior Credit Facility) to the extent of the value of the assets or property securing such Indebtedness;

•	are structurally subordinated to all liabilities of any Non-Guarantor Subsidiary or Unrestricted Subsidiary; and

•

are senior in right of payment to any future Subordinated Indebtedness of the Company to the extent that such future Subordinated Indebtedness provides by its terms that it is subordinated to the Notes.

Interest.

Interest on the Notes:

•	accrues at the rate of 6.875% per annum;

•	accrues from June 15, 2012 or, if later, the date interest on the Notes was most recently paid;

•	is payable in cash semi-annually in arrears on June 15 and December 15, commencing on December 15, 2012;

•	is payable to the holders of record at the close of business on the June 1 and December 1 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes through our paying agent (“Paying Agent”) by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our Paying Agent and registrar (“Registrar”). We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of any selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until June 15, 2016. On and after June 15, 2016, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2016	103.438%
2017	101.719%
2018 and thereafter	100.000%

At any time prior to June 15, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate original principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

(1) at least 65% of the aggregate original principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption; and

(2) such redemption occurs within 60 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

In addition, at any time prior to June 15, 2016, upon not less than 30 nor more than 60 days’ prior notice delivered or mailed to each holder or otherwise given in accordance with the procedures of the depositary, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the aggregate principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated, are effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets or property securing such Indebtedness) and are structurally subordinated to the liabilities of our Non-Guarantor Subsidiaries and Unrestricted Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other senior Secured Indebtedness, the assets and property of the Company and the Subsidiary Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such Senior Credit Facility and other senior Secured Indebtedness has been repaid in full from such assets or property. We advise you that there may not be sufficient assets or property remaining to pay amounts due on any or all of the Notes and the Subsidiary Guarantees then outstanding.

As of September 28, 2012, after giving pro forma effect to the issuance of old notes on October 12, 2012 and the repurchase and redemption of the Existing Senior Notes:

•

outstanding indebtedness of the Company and the Subsidiary Guarantors would have been $576.4 million, $1.4 million of which would have been secured, and the Company had additional commitments of $286.5 million under the Senior Credit Facility available to it (after giving effect to $38.5 million in outstanding letters of credit);

•	the Company had no Subordinated Obligations (other than intercompany liabilities); and

•	our Non-Guarantor Subsidiaries and Unrestricted Subsidiary had no Indebtedness for borrowed money (excluding intercompany liabilities).

Subsidiary Guarantees

Each of the Company’s Restricted Subsidiaries that currently borrows under or guarantees Indebtedness under the Senior Credit Facility has Guaranteed the Notes. The Subsidiary Guarantors, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, all of the Company’s obligations under the Notes and the Indenture, except as otherwise set forth herein. In addition, any domestic Restricted Subsidiary that in the future borrows under or guarantees Indebtedness under the Senior Credit Facility will also be required to become a Subsidiary Guarantor. The Subsidiary Guarantors, jointly and severally, agree to pay, in addition to the amounts described above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.

Each of the Guarantees of the Notes:

•	is a general unsecured senior obligation of each Guarantor;

•	ranks equally in right of payment with any existing and future senior Indebtedness of each such entity; and

•

is effectively subordinated to all Secured Indebtedness (including the Guarantee of the Senior Credit Facility) of each such entity, to the extent of the value of the assets or property securing such Indebtedness.

The Notes are structurally subordinated to all liabilities of Non-Guarantor Subsidiaries and Unrestricted Subsidiaries.

As of September 28, 2012, after giving pro forma effect to the issuance of old notes on October 12, 2012 and the repurchase and redemption of the Existing Senior Notes:

•

outstanding indebtedness of the Subsidiary Guarantors would have been $1.3 million (excluding intercompany liabilities and Guarantees under the Senior Credit Facility and the Indenture), all of which would have been secured; and

•	the Subsidiary Guarantors had no Guarantor Subordinated Obligations (other than intercompany liabilities).

Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial.

Our Non-Guarantor Subsidiaries and Unrestricted Subsidiary collectively represented approximately 3% of total assets of the Company as of September 28, 2012, and approximately 3% of total consolidated revenues of the Company for the six months ended September 28, 2012. As of September 28, 2012, our Non-Guarantor Subsidiaries and Unrestricted Subsidiary had no Indebtedness for borrowed money (excluding intercompany liabilities).

Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the New Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and, if that occurs, you may not receive any payments on the notes.”

Each Subsidiary Guarantee by a Subsidiary Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) the occurrence of (i) any sale, exchange, transfer or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange, transfer or other disposition after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or of all or substantially all of the assets and property of such Subsidiary Guarantor (other than by lease), which sale, exchange, transfer or other disposition is made in compliance with the applicable provisions of the Indenture, including the covenants “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and “—Certain Covenants—Merger and Consolidation”; and (ii) the termination of all the obligations of such Subsidiary Guarantor under all Indebtedness of the Company or its Restricted Subsidiaries upon or within 30 days following the consummation of such transaction;

(b) the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and the Subsidiary Guarantors under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility), if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Guarantee; provided that if such Subsidiary Guarantor has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under the covenant “—Certain Covenants—Limitation on Indebtedness,” such

Subsidiary Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full or discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under “—Certain Covenants—Limitation on Indebtedness”;

(c) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions described in “—Certain Covenants—Limitation on Restricted Payments” and the definition of Unrestricted Subsidiary; or

(d) the Company exercising its legal defeasance option or covenant defeasance option as described under “—Defeasance” or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

As of the date of this prospectus, ViaSat Communications, Inc. was the sole Subsidiary Guarantor.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(4) accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(5) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(6) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly deliver to each holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver or mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to making a Change of Control Payment, and as a condition to such payment (a) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (b) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Facility.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of such compliance.

The occurrence of events that would constitute a Change of Control would constitute a default under the Senior Credit Facility. Future Indebtedness of the Company may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchase. See “Risk Factors—Risks Related to the New Notes—We may not be able to repurchase the notes upon a change of control.”

The Change of Control provisions described above may deter or make more difficult certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Sales of Assets and Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale) of the Capital Stock, property or assets subject to such Asset Sale;

(2) such fair market value (including the fair market value of all such non-cash consideration) shall be determined, in the case of an Asset Sale involving consideration which (a) exceeds $25.0 million by an Officer of the Company (as evidenced by an Officers’ Certificate) or (b) exceeds $50.0 million by the Board of Directors of the Company, in each case acting in good faith; and

(3) at least 75% of the consideration from such Asset Sale received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (3) above and for no other purpose, the following will be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such Capital Stock, property or assets and from which the Company and all Restricted Subsidiaries have been validly released from further liability therefor;

(b) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in such conversion) within 180 days following the closing of such Asset Sale; and

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if in excess of $50.0 million by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Notwithstanding the foregoing, the 75% limitation referred to in clause (3) above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, if the proceeds before tax would have complied with the aforementioned 75% limitation.

Within 365 days from the later of the date of consummation of such Asset Sale or the receipt of such Net Available Cash, the Company or such Restricted Subsidiary, at its option, may apply the Net Available Cash from an Asset Sale (or any portion thereof) as follows:

(1) to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings): (x) Indebtedness or other obligations under the Senior Credit Facility; (y) Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) that is secured by a Lien (other than Indebtedness owed to an Affiliate of the Company); or (z) Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) that is secured by a Lien (other than Indebtedness owed to the Company or an Affiliate of the Company);

(2) in the case of an Asset Sale by a Restricted Subsidiary that is a Non-Guarantor Subsidiary, to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings) Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is a Non- Guarantor Subsidiary;

(3) to permanently reduce obligations under any other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided that the Company shall equally and ratably reduce obligations, under the Notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(4) to invest in, purchase or otherwise acquire Additional Assets, or to make payments (including without limitation prepayments and progress payments) in connection with such investment, purchase or other acquisition.

Pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3) or (4) in the preceding paragraph, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided further that in the case of clause (4), a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 360 days of such commitment (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then all such Net Available Cash not so applied shall constitute Excess Proceeds.

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Swaps, unless the terms of such Asset Swap have been approved in good faith by an Officer of the Company (in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value in excess of $25.0 million, as evidenced by an Officers’ Certificate) or, in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value in excess of $50.0 million, as determined by the Board of Directors of the Company in good faith, by the Board of Directors of the Company.

Any Net Available Cash from Asset Sales that is not applied or invested as provided in the second preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after the later of the date of consummation of the applicable Asset Sale and the receipt of Net Available Cash with respect thereto, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer

(“Asset Sale Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis (subject to adjustments so that no unauthorized denominations of the Notes or the Pari Passu Indebtedness are purchased in part) on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Indebtedness required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer.

If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

Pending the final application of any Net Available Cash pursuant to this covenant, the Company and its Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Company, the depositary, or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Sale Offer Period) mail or deliver to each tendering holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such compliance.

The Senior Credit Facility provides that certain asset dispositions would constitute a default thereunder. Future Indebtedness of the Company may contain similar restrictions. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Asset Sale itself does not. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Certain Covenants

Suspension of Covenants

Following the first day (the “Suspension Date”) that:

(a) the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Maintenance of Insurance” and

•	Clause (4) of “—Merger and Consolidation”

(collectively, the “Suspended Covenants”). If at any time following a Suspension Date the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated (such date, the “Reinstatement Date”) as if such covenants had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until a subsequent Suspension Date occurs (in which event the Suspended Covenants shall no longer be in effect until a subsequent Reinstatement Date occurs). Notwithstanding the reinstatement of the Suspended Covenants upon a Reinstatement Date, no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

On each Reinstatement Date, all Indebtedness Incurred during the applicable Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of such Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after each Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout any and all Suspension Periods. Accordingly, Restricted Payments made during a Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” to the extent required by such covenant. For purposes of determining compliance with the covenant described under “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock,” on the Reinstatement Date, the Net Available Cash from all Asset Sales not applied in accordance with such covenant will be deemed reset at zero. The Company will provide written notice to the Trustee of the occurrence of any Suspension Date or Reinstatement Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on future compliance by the Company and the Restricted Subsidiaries with their covenants or (iii) notify the holders of the occurrence of any action that results in a Suspension Date or Reinstatement Date.

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

See “Risk Factors—Risks Related to the New Notes—The trading prices for the notes are directly affected by many factors, including our credit rating.”

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; provided that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Non-Guarantor Subsidiaries shall not exceed $50.0 million at any one time outstanding.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate amount at any time outstanding up to the greater of (x) $500.0 million and (y) 250.0% of the Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available after giving pro forma effect to any transaction described in clauses (1) through (4) of the definition of “Consolidated Coverage Ratio” as specified in such definition, in each case less the aggregate principal amount of all principal repayments of Indebtedness under Debt Facilities with Net Available Cash from Asset Sales made pursuant to clause (4)(a) of “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” in satisfaction of the requirements of such covenant; provided that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under

Debt Facilities to the extent that the Incurrence of such additional Indebtedness is permitted pursuant to the preceding paragraph or any of the other provisions of this covenant;

(2) Indebtedness represented by the Notes (including any Subsidiary Guarantee) (other than any Additional Notes) and any Exchange Notes (including any Subsidiary Guarantee thereof);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10), (11), (17), (19) and (20));

(4) Guarantees by the Company or its Restricted Subsidiaries of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c)(i) any subsequent issuance or transfer of Capital Stock or other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be.

(6) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary; provided, however, that at the time such Person is acquired, either

(a) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (6); or

(b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is higher than immediately prior to such acquisition or merger;

(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings or purchase money obligations), including without limitation the Incurrence of Indebtedness representing the financing of installments of construction costs for satellites or satellite-related ground infrastructure, launch or in-orbit insurance premiums or launch services, of the Company or a Restricted Subsidiary Incurred to finance any part of the purchase price for, or the cost of design, lease, construction, repair, maintenance, installation or improvement of, any property (real or personal), plant or equipment used or to be used in the business of the Company or a Restricted Subsidiary (or the Capital Stock of any Person owning any such property, plant or equipment (but no other material assets)), and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred pursuant to this clause (8), in principal amount not to exceed the greater of (x) $150.0 million and (y) 10.0% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness issued under this clause (8) then outstanding;

(9) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion or performance Guarantees (not for borrowed money) provided in the ordinary course of business, and any letters of credit functioning as or supporting any of the foregoing;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification Incurred or assumed in connection with the acquisition or disposition of, or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of, any business, property or assets of the Company or any business, property, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, property, assets or a Subsidiary for the purpose of financing such acquisition;

(11)(a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished, refinanced or otherwise covered within five Business Days of Incurrence or (b) Indebtedness owed on a short-term basis of no longer than 30 days to banks or financial institutions Incurred in the ordinary course of business that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Subsidiaries;

(12) the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (12) or any Indebtedness issued to so refund, refinance, replace, exchange, renew, repay or extend such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;

(13) Replacement Satellite Vendor Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $25.0 million and (y) 2.5% of Total Assets;

(14) Indebtedness not exceeding the amount incurred to finance the purchase of real property constituting certain portions of the Company’s headquarters in Carlsbad, California acquired by the Company or any of its Restricted Subsidiaries for use in the business of the Company or any of its Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $50.0 million;

(15) Indebtedness Incurred by the Company or any Restricted Subsidiary arising from the factoring or securitizing of accounts receivable in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed $25.0 million;

(16) obligations under satellite capacity or bandwidth arrangements (to the extent classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP); provided that, if, on the date such satellite capacity or bandwidth arrangement is entered into, the Consolidated Leverage Ratio is greater than 3.50 to 1.00 on a pro forma basis after giving effect to such arrangement, then the total amount of lease or rent payments payable under such satellite capacity or bandwidth arrangement, when taken together with all payments under all other obligations Incurred pursuant to this clause (16) and then outstanding, will not exceed $30.0 million in any fiscal year;

(17) obligations to make in-orbit incentive payments or other deferred payments earned during the life of a satellite under any satellite manufacturing contract (to the extent within the definition of Indebtedness); provided that, if, on the date such satellite manufacturing contract is entered into, the Consolidated Leverage

Ratio is greater than 3.50 to 1.00 on a pro forma basis after giving effect to such obligations or other deferred payments, then the total amount of such obligations or other deferred payments payable under such satellite manufacturing contract will not exceed $5.0 million per satellite in any fiscal year;

(18) in addition to the items referred to in clauses (1) through (17) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets;

(19) Indebtedness consisting of the financing of (a) insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business; and

(20) Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Non-Guarantor Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will divide and classify such item of Indebtedness on the date of Incurrence and may later divide and reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be deemed to be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, exclusive of any accrued dividends;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6) the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries, for so long as it is an Unrestricted Subsidiary, to Incur any Indebtedness (including the issuance any shares of Disqualified Stock), other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other assets or property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock; provided that the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any Restricted Subsidiary; or

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment;

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing (or would result therefrom);

(b) immediately after giving effect to such Restricted Payment on a pro forma basis, the Company is able to Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness” covenant; and

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (8), (9), (10), (12), (13) and (14) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i) 50% of the Company’s Consolidated Net Income for the period (treated as one accounting period) from October 3, 2009 to the end of the Company’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by an Officer of the Company (if in excess of $25.0 million, as evidenced by an Officers’ Certificate) or if in excess of $50.0 million by the Board of Directors of the Company, of marketable securities or other property received by the Company since October 22, 2009 from the issue or sale of its Capital Stock (other than Disqualified Stock) or as a capital contribution, other than:

(A) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); and

(B) Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “—Optional Redemption”;

(iii) 100% of any cash dividends or cash distributions received directly or indirectly by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income;

(iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries

(other than debt owing to and held by a Subsidiary of the Company) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(v) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, or repayments of loans or advances or other transfers of property or assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments);

(B) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee); or

(C) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (v) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) a Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any cash capital contribution to the Company; provided, however, that the amount of Net Cash Proceeds from such sale of Capital Stock that is utilized for such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of, the substantially concurrent sale of Guarantor Subordinated Obligations so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of, the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the

“—Repurchase at the Option of Holders—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(5) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” below;

(6) the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend, distribution or redemption, as the case may be, would have complied with this provision;

(7) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees, officers, directors, management or consultants of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees, officers, directors, management or consultants entered into in the ordinary course of business or approved by the Board of Directors of the Company; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed $15.0 million in the aggregate during any fiscal year (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year), subject to a maximum payment in any fiscal year of $25.0 million, although such amount in any fiscal year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees, officers, directors, management or consultants of the Company, any Subsidiary of the Company or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the amount of Net Cash Proceeds from such sales or contributions that is utilized for redemptions or repurchases pursuant to this clause (7) will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in the clauses (a) and (b) of this clause (7);

provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (7) shall not exceed $50.0 million in the aggregate;

(8) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries Incurred in accordance with the covenant described under “—Limitation on Indebtedness”;

(9) the purchase, redemption or other acquisition, cancellation or retirement of Capital Stock: (a) deemed to occur upon the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents a portion of the exercise or exchange price thereof, or (b) made in lieu of withholding taxes resulting from the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock;

(10) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(11) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (11) (as reduced by the amount of capital repaid or otherwise returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income) not to exceed $75.0 million;

(12) payments in lieu of the issuance of fractional shares in connection with the exercise or exchange of options, warrants or other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock;

(13) the purchase, redemption, acquisition, cancellation or other retirement of any Capital Stock of the Company or a Restricted Subsidiary to the extent necessary, in the good faith judgment of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by the Company or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;

(14) the repurchase, from any future, present or former employee, consultant, director or officer of the Company or its Subsidiaries, of Capital Stock or other securities convertible into or exchangeable for Capital Stock deemed to occur upon the exercise or exchange of options, warrants or other rights to purchase or acquire Capital Stock where such repurchase represents (a) all or a portion of the exercise price therefor or (b) payments in connection with a withholding to pay for taxes payable by the holder thereof; and

(15) any payment of cash by the Company or any Subsidiary issuer to a holder of Convertible Notes upon conversion or exchange of such Convertible Notes, and entry into or any payment in connection with any termination of any Permitted Bond Hedge or any Permitted Warrant;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date such Restricted Payment is made of the assets, securities or other property proposed to be declared, paid, made, purchased, redeemed, retired, defeased or acquired pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. With respect to any non-cash Restricted Payment, such fair market value shall be determined, if the fair market value of such non-cash Restricted Payment (a) exceeds $25.0 million by an Officer of the Company (as evidenced by an Officers’ Certificate) or (b) exceeds $50.0 million by the Board of Directors of the Company, in each case acting in good faith. Not later than the date of making any Restricted Payment under the first paragraph or clause (11) of the paragraph above, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on Restricted Payments” were computed.

As of the Issue Date, all of the Company’s Subsidiaries other than TrellisWare will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the definition of

“Investment.” Such designation will be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

As of September 28, 2012, the Company had an aggregate of $192.8 million available under clause (c) of the first paragraph of this covenant available to make Restricted Payments.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or incur any Lien securing Indebtedness (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Subsidiary Guarantees are secured by a Lien on such property, assets or proceeds that is senior to such Liens; or

(2) in all other cases, the Notes and related Subsidiary Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of holders of the Notes pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a) the Senior Credit Facility or any other agreement or instrument in effect at or entered into on the Issue Date;

(b) the Indenture, the Notes, the Exchange Notes and the Subsidiary Guarantees;

(c) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property and assets);

(d) any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b), (c) or this clause (d); provided, however, that the encumbrances or restrictions contained in such amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing is, in the good faith judgment of the Company, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in any of the agreements or instruments referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged or consolidated with or into the Company or a Restricted Subsidiary, whichever is applicable;

(e) in the case of clause (3) of the first paragraph of this covenant, Permitted Liens or Liens otherwise permitted to be Incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of property or assets subject to such Liens;

(f) purchase money obligations, mortgage financings, Capitalized Lease Obligations and similar obligations or agreements permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant with respect to the property or assets acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved in connection therewith or thereby (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto);

(g) agreements for the sale, transfer or other disposition of property or assets, including without limitation customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale, transfer or other disposition of all or a portion of the Capital Stock, property or assets of such Subsidiary;

(h) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business or as required by insurance surety or bonding companies;

(i) any provisions in joint venture agreements, partnership agreements, LLC agreements and other similar agreements, which (x) are customary or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due, as determined in good faith by an Officer of the Company (if the consideration thereunder is in excess of $25.0 million, as evidenced by an Officers’ Certificate) or if the consideration thereunder is in excess of $50.0 million by the Board of Directors of the Company;

(j) any provisions in leases, subleases, licenses, asset sale agreements, sale/leaseback agreements or stock sale agreements and other agreements entered into by the Company or any Restricted Subsidiary that (x) are customary and entered into in the ordinary course of business or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due, as determined in good faith by an Officer of the Company (if the consideration thereunder is in excess of $25.0 million, as evidenced by an Officers’ Certificate) or if the consideration thereunder is in excess of $50.0 million by the Board of Directors of the Company;

(k) applicable law or any applicable rule, regulation or order, or any license, permit or other authorization issued by any governmental or regulatory authority; or

(l) Debt Facilities or other debt arrangements Incurred by the Company or any Restricted Subsidiary, or Preferred Stock issued by any Restricted Subsidiary, in accordance with “—Limitation on Indebtedness,” that are not materially more restrictive, when taken as a whole, than those applicable in either the Indenture or the Senior Credit Facility on the Issue Date, which, as determined in good faith by the Company, do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Company and the Board of the Directors of the Company shall have determined in good faith that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor (a) that such Affiliate Transaction is not materially less favorable, when taken as a whole, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate, or (b) as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view.

The preceding paragraph will not apply to:

(1) any transaction between or among the Company and one or more Restricted Subsidiaries or between or among any Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness”;

(2) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” or any “Permitted Investments”;

(3) any employment, consulting, service or termination agreement, or indemnification arrangement, entered into by the Company or a Restricted Subsidiary with a current or former director, officer or employee of the Company or a Restricted Subsidiary; the payment of compensation or expense reimbursement to any current or former director, officer or employee of the Company or a Restricted Subsidiary (including amounts paid pursuant to employee benefit, employee stock option or similar plans); or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Company or a Restricted Subsidiary approved by the Board of Directors of the Company;

(4) the payment of reasonable fees and expense reimbursements to current or former directors of the Company or any Restricted Subsidiary;

(5) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $15.0 million outstanding at any time;

(6) any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the holders, in the reasonable determination of the Company, than the terms of any such agreements in effect on the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the holders, in the reasonable determination of the Company, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that, in the reasonable determination of the Company, such transactions are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9) transactions with a Permitted Joint Venture pursuant to which the Company or any of its Restricted Subsidiaries provides, leases or receives any of the following: managerial, operational, technical, administrative or other services; property, plant, equipment or other goods (including without limitation gateways, hubs and ground equipment); satellite capacity; intellectual property or other tangible or intangible assets, property or rights; provided that, as determined in good faith by the Company. such transaction (i) is in the best interests of the Company and its Restricted Subsidiaries and (ii) does not affect the Company’s ability to make payments of principal or interest payments on the Notes when due;

(10) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights with respect thereto;

(11) any transaction, or series of related transactions, involving aggregate consideration not exceeding $5.0 million; and

(12) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

Maintenance of Insurance

The Company will deliver an Officers’ Certificate to the Trustee within 120 days after the end of each fiscal year certifying that the Company and each of its Restricted Subsidiaries has obtained and has in full force and effect:

(1) with respect to each Covered Satellite for which the risk of loss passes to the Company or such Restricted Subsidiary at or before launch, launch insurance with respect to each such Covered Satellite covering the launch of such Covered Satellite and a period of time thereafter in an amount not less than the aggregate of the purchase price of such Covered Satellite, the purchase price of launch services therefor (other than for risks borne by the relevant satellite manufacturer or by the relevant launch services provider pursuant to any launch risk guarantee) and the premium payable for such insurance; provided that such launch insurance is available for a price, in an amount and on other terms and conditions that are, in the reasonable determination of the Company, commercially reasonable; and

(2) at all times subsequent to the later of (x) initial completion of in-orbit testing and (y) the coverage period of launch insurance described in clause (1) above, In-Orbit Insurance with respect to Covered Satellites other than Excluded Satellites in an amount not less than the Aggregate In-Orbit Insurance Amount (with the allocation of such insurance among such Covered Satellites being in the Company’s discretion).

Insurance policies required by the foregoing paragraph, shall:

(1) contain no exclusions other than:

(A) Acceptable Exclusions, and

(B) such specific exclusions applicable to the performance of the Covered Satellite being insured as are reasonably acceptable to the Company in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable; and

(2) provide coverage on an all-risks basis for loss of and damage to the Covered Satellite, subject to the exclusions specified above.

The insurance required by this covenant shall name the Company and/or one or more Restricted Subsidiaries as named insureds.

For any Covered Satellite, in lieu of In-Orbit Insurance, the Company may, at its option, maintain In-Orbit Spare Capacity in which event such Covered Satellite (or portion, as applicable) shall be deemed to be insured for the percentage of the Covered Satellite’s (or applicable portion’s) net book value for which In-Orbit Spare Capacity is available. In the event of any loss, damage or failure affecting a Covered Satellite or the expiration and non-renewal of an insurance policy for a Covered Satellite resulting from a claim of loss under such policy that causes a failure to comply with clause (2) of the immediately preceding paragraph, the Company and its Restricted Subsidiaries shall be deemed to be in compliance with clause (2) of the immediately preceding paragraph for the 120 days immediately following such loss, damage or failure or policy expiration or non-renewal, provided that the Company or a Restricted Subsidiary, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Spare Capacity as necessary to comply with clause (2) within such 120 day period.

SEC Reports

Notwithstanding that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will (a) file with the SEC (unless the SEC will not accept such filing), and (b) make available to the Trustee and, upon written request, the registered holders of the Notes, without cost to any holder, from and after the Issue Date:

(1) within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein in all material respects (or required in such successor or comparable form);

(2) within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form); and

(3) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form).

In the event that the Company is not permitted to file such reports with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange

Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting such reports on its website within the time periods specified by this covenant. Notwithstanding the foregoing, the availability of the reports referred to in paragraphs (1) through (3) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system) and the Company’s website within the time periods specified above will be deemed to satisfy this delivery obligation.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Merger and Consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is the Company or will be a corporation, limited liability company or partnership organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory of the United States; provided that if such Person is not a corporation, such Person will immediately cause a Subsidiary that is a corporation to be added as a co-issuer of the Notes under the Indenture;

(2) the Successor Company (if other than the Company) assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documentation or instruments and assumes by written agreement all of the obligations of the Company, if applicable, under the Registration Rights Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-fiscal-quarter period,

(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant, or

(b) the Consolidated Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company immediately prior to such transaction; and

(5) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have confirmed in writing to the Trustee that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and, if applicable, that its obligations under the Registration Rights Agreement shall continue to be in effect.

Notwithstanding the preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company, and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties and assets to, any Person (other than to the Company or another Subsidiary Guarantor) unless:

(1)(a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof and, if applicable, shall assume by written agreement all the obligations of the Subsidiary Guarantor under the Registration Rights Agreement; (b) the Successor Guarantor, if other than such Subsidiary Guarantor or another Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) if the Successor Guarantor is other than such Subsidiary Guarantor or another Subsidiary Guarantor, the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture; and

(2) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and this “—Merger and Consolidation” covenant.

In addition, the Company will not, directly or indirectly, lease, or permit any Subsidiary Guarantor to lease, all or substantially all of the properties of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and the Subsidiary Guarantee of such Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor may (x) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, or (y) merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby, and the resulting entity remains or becomes a Subsidiary Guarantor.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company and a Subsidiary Guarantor, as the case may be, will be released from its obligations under the Indenture and its Subsidiary Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Subsidiary Guarantor, as the case may be, under the Indenture, the Notes, the Registration Rights Agreement and such Subsidiary Guarantee; provided that, in the case of a lease of all or substantially all its properties and assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Future Subsidiary Guarantors

The Company will cause any domestic Restricted Subsidiary that borrows under or Guarantees the Senior Credit Facility in the future to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event (a) a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of the Senior Credit Facility, and (b) such Subsidiary Guarantor has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “—Limitation on Indebtedness” or such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the covenant “—Limitation on Indebtedness,” then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Subsidiary Guarantee shall also be released in accordance with the provisions of the Indenture described under “—Subsidiary Guarantees.”

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest or Additional Interest (as required by any Registration Rights Agreement for Additional Notes) on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” (other than its obligations under clause (5) of the first paragraph) or the failure by any Subsidiary Guarantor to comply with its obligations under clauses (1)(b), (1)(c), (1)(d) and (2) of the third paragraph of “—Certain Covenants—Merger and Consolidation,” in each case continued for 30 days;

(4) failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “—Repurchase at the Option of Holders—Change of Control” above or under the covenants described under “—Certain Covenants” above (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “—Certain Covenants—Merger and Consolidation” which constitutes an Event of Default under clause (3) above or (c) a failure to comply with “—Certain Covenants—SEC Reports” which constitutes an Event of Default under clause (5) below);

(5) subject to the second and third paragraphs below, failure by the Company to comply for 60 days after notice as provided below with “—Certain Covenants—SEC Reports”;

(6) failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other covenants and agreements contained in the Indenture;

(7) default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(a) is caused by a failure, after the expiration of the grace period provided in such Indebtedness, to pay principal of, or interest or premium, if any, on such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(8) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(9) failure by the Company or any Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that are covered by insurance provided by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(10) any Subsidiary Guarantee of a Significant Subsidiary or any group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4), (5) and (6) of this paragraph will not constitute an Event of Default until (a) the Trustee provides written notice to the Company of the default or the holders of 25% in aggregate principal amount of the then outstanding Notes provide written notice to the Company of the default, with a copy to the Trustee, and (b) the Company does not cure such default within the time specified in clauses (4), (5) and (6) of this paragraph after receipt of such notice.

Notwithstanding the foregoing, the Indenture provides that, to the extent elected by us, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in the Indenture, which are described above under “—Certain Covenants—SEC Reports,” will, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes. If we so elect, such additional interest will accrue on all outstanding Notes from and including the date on which the Event of Default relating to the failure to comply with the reporting obligations in the Indenture first occurs to but not including the earlier of (a) the 120th day thereafter or (b) date on which such Event of Default is cured or waived by the holders of a majority in principal amount of the outstanding Notes. On such 120th day (or earlier, if the Event of Default relating to the reporting obligations under the Indenture is cured or waived by the holders of a majority in principal amount of the outstanding Notes prior to such 120th day), such additional interest will cease to accrue and, if the Event of Default relating to reporting obligations has not been cured or waived prior to such 120th day, the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Event of Default. In the event we do not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the Notes as the sole remedy during the first 120 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in the Indenture in accordance with the immediately preceding paragraph, we must notify all holders of Notes and the trustee and paying agent of such election on or before the close of business on the date on which such Event of Default first occurs. We may make such an election with respect to the Notes.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (7) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (7) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in aggregate principal amount of the then outstanding Notes may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee an indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee, by notice in writing, to pursue the remedy;

(3) such holders have offered the Trustee reasonably satisfactory security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care and skill that a prudent person would use, under the circumstances, in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification from the holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture, any Subsidiary Guarantee and the Notes issued thereunder may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1) reduce the principal amount of Notes whose holders must consent to an amendment;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional Redemption,” “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

(6) make any Note payable in money other than that stated in the Note;

(7) otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9) modify the Subsidiary Guarantees in any manner materially adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes and the Subsidiary Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity (or co-issuer) of the obligations of the Company or any Subsidiary Guarantor under the Indenture (whether through merger, consolidation, sale of all or substantially all of assets, properties or otherwise);

(3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) comply with the rules of any applicable depositary;

(5) add Guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(6) secure the Notes and the Subsidiary Guarantees;

(7) add to the covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of the holders or to make changes that would provide additional rights to holders or to surrender any right or power conferred upon the Company;

(8) make any change that does not materially adversely affect the rights of any holder under the Indenture;

(9) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(10) evidence or provide for the appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11) provide for the issuance of Additional Notes under the Indenture;

(12) comply with the provisions described under “Subsidiary Guarantees” or “—Certain Covenants—Future Subsidiary Guarantors”;

(13) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions and Additional Interest provisions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(14) conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” is intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees (as certified in an Officers’ Certificate delivered to the Trustee); or

(15) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes, exchange notes issued in a registered exchange offer or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium, if any, on such Notes, and the rights of holders of any outstanding Additional Notes issued thereunder to receive payments in respect of any Additional Interest required by any Registration Rights Agreement therefor, when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “—Repurchase at the Option of Holders” and under the covenants described under “—Certain Covenants” (other than “—Merger and Consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary and the judgment default provision described under “—Events of Default” above and the limitations contained in clause (3) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or (9) under “—Events of Default” above or because of the failure of the Company to comply with clause (4) under “—Certain Covenants—Merger and Consolidation” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6) the Company must deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made; notices delivered by hand will be deemed given at the time of delivery; notices sent by overnight air courier guaranteeing next-day delivery will be deemed given the next Business Day after timely delivery to the courier; and notices given by first-class mail, postage prepaid, will be deemed given three Business Days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the Trustee

Wilmington Trust, National Association, is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person would under the circumstances in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture provides that it, the Notes and any Subsidiary Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acceptable Exclusions” means:

(1) war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(a) any government or sovereign power (de jure or de facto),

(b) any authority maintaining or using a military, naval or air force,

(c) a military, naval or air force, or

(d) any agent of any such government, power, authority or force;

(2) any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams;

(3) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(4) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency (whether secret or otherwise);

(5) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(6) electromagnetic or radio frequency interference, except for physical damage to the Covered Satellite directly resulting from such interference;

(7) willful or intentional acts of the named insured designed to cause loss or failure of the Covered Satellite;

(8) any act of one or more Persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(9) any unlawful seizure or wrongful exercise of control of the Covered Satellite and/or launch vehicle made by any Person or Persons acting for political or terrorist purposes;

(10) loss of income or revenue, incidental damages or indirect and/or consequential loss;

(11) extra expenses, except to the extent this exclusion conflicts with the insuring agreements’ provisions for corrective measures;

(12) third party liability;

(13) loss of a redundant component(s) that does not cause a transponder or beam failure; and

(14) such other similar exclusions or modifications to the foregoing exclusions as either may be customary for policies of such type as of the date of issuance or renewal of such coverage or may be otherwise reasonably acceptable to the Company.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary or (b) assumed in connection with the acquisition of property or assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or acquisition, and Indebtedness secured by a Lien encumbering any property or asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of property or assets. The term “Acquired Indebtedness” does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary or such property or assets are acquired, which Indebtedness of such Person will not be deemed to be Indebtedness of the Company or any Restricted Subsidiary.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding any asset classified as a current asset under GAAP), including improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Similar Business;

(2) all or substantially all of the assets of a Similar Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4) Capital Stock in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the additional interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in a Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate In-Orbit Insurance Amount” means 75% of the aggregate net book value of all in-orbit Covered Satellites other than Excluded Satellites. For the purposes of this definition, aggregate net book value with respect to a Covered Satellite shall exclude any liability of a satellite purchaser to pay the satellite manufacturer any satellite performance incentive payments and any liability of a satellite manufacturer to pay the satellite purchaser any satellite performance warranty paybacks.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on June 15, 2016, (each such redemption price being described under “Optional Redemption”) plus (ii) all required interest payments due on such Note through June 15, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note, as such amount is calculated by the Company.

“Asset Sale” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary of the Company (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) a disposition of Capital Stock, property or other assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) the disposition of Cash Equivalents in the ordinary course of business;

(3) a disposition of equipment, inventory, receivables or other tangible or intangible assets or property (x) in the ordinary course of business or (y) to any Permitted Joint Venture in compliance with the covenant “—Certain Covenants—Limitation on affiliate transactions”;

(4) a disposition of obsolete, damaged or worn out property or equipment or property or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) a disposition pursuant to a Sale/Leaseback Transaction;

(6) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(7) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(8) for purposes of “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “—Certain Covenants—Limitation on Restricted Payments”;

(9) dispositions of property or assets in a single transaction or series of related transactions with an aggregate fair market value of less than $20.0 million;

(10) the creation or incurrence of a Permitted Lien or any other Lien created or incurred in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Liens,” and dispositions in connection therewith;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under the caption “—Certain covenants—Limitation on Indebtedness”;

(13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business;

(14) the licensing or sublicensing of intellectual property related to the ViaSat-1 satellite and any subsequent high-capacity satellite and/or related ground infrastructure and equipment;

(15) a disposition of satellite capacity in a single transaction or series of related transactions of up to 50% of the total capacity of a satellite;

(16) a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(17) foreclosure, condemnations or similar actions on assets or property;

(18) any sale or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(19) an Asset Swap effected in compliance with “—Certain Covenants—Sales of Assets and Subsidiary Stock”; and

(20) dispositions of accounts receivable and related assets (including, without limitation, collateral securing accounts receivable, contracts and guarantees or other obligations in respect of accounts receivable, proceeds of accounts receivable and other assets which are customarily transferred in connection with asset securitization transactions involving accounts receivable) in connection with the Incurrence of Indebtedness permitted by clause (15) of the second paragraph under the caption “—Certain Covenants—Limitation on Indebtedness.”

“Asset Swap” means a concurrent purchase and sale or exchange of assets related to a Similar Business (or a combination of such assets and cash or Cash Equivalents) between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or (other than for purposes of determining Change of Control) a duly authorized committee of the board of directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the place of payment are authorized or required by law to close. If a payment date at a place of payment is not on a Business Day, payment shall be made at that place on the next succeeding Business Day, and no interest shall accrue on such interest payment for the intervening period.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, participations (including rights to receive a share of profits or losses), equity appreciation rights or other equivalents (however designated) of or in equity of such Person, including any Preferred Stock or any limited liability company, membership or partnership interests (whether general or limited), together with any and all warrants, options or other rights to purchase or acquire any of the foregoing, but excluding any debt securities convertible into or exchangeable for any of the foregoing.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two Rating Agencies cease publishing ratings of investments;

(4) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2) for so long as any Existing Senior Notes remain outstanding, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed or intended to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares of, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or properties or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets or properties that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary) or an acquisition of assets or property, including any acquisition of assets or property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or properties or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets or property that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Pro forma calculations may include, with respect to clause (2) or (3) of this definition, adjustments calculated to give effect to any Pro Forma Cost Savings in an aggregate amount not to exceed $25.0 million for any such period.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation expense; plus

(d) consolidated amortization expense or impairment charges; plus

(e) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding (i) any such non-cash charge to the extent it represents an accrual of or reserve for cash charges that the Company reasonably expects will be settled prior to the final maturity date of the Notes, or (ii) amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(f) the amount of any Restructuring Charges or reasonable expenses or charges related to any proposed or consummated Equity Offering, Investment, acquisition, Incurrence of Indebtedness or recapitalization; provided that any amounts added to Consolidated Net Income pursuant to this clause will not exceed $15.0 million in the aggregate during any fiscal year;

(2) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

(3) increased or decreased by (without duplication) the following items reflected in Consolidated Net Income:

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(c) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (f) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (f) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense (without duplication):

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense, but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6) costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

“Consolidated Leverage Ratio,” as of any date of determination, means the ratio of:

(1) the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP; to

(2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided, however, that:

(3) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(4) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such an Asset Sale:

(a) Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Available Cash of such Asset Sale and the assumption of Indebtedness by the transferee;

(b) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(c) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(5) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(6) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3), (4) or (5) above if made by the Company or a Restricted Subsidiary during such period, Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

The pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Pro forma calculations may include adjustments calculated to give effect to any Pro Forma Cost Savings in an aggregate amount not to exceed $25.0 million for any such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis (without duplication):

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause 4(c)(i) of “—Certain Covenants—Limitation on Restricted Payments,” any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business;

(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation;

(6) any net after-tax extraordinary gain or loss; and

(7) the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convertible Notes” means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

“Covered Satellite” means any Satellite or a portion of a Satellite, as applicable, with respect to which the Company or any of its Restricted Subsidiaries owns or retains risk of loss.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company or any Subsidiary Guarantor or any Restricted Subsidiary that is a Foreign Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital

Stock pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” unless such repurchase or redemption complies with “Certain Covenants—Limitation on Restricted Payments.”

“Equity Offering” means a public offering or private placement for cash by the Company of Capital Stock (other than Disqualified Stock), other than (x) public offerings with respect to the Company’s Capital Stock, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of the Company or (z) any offering of the Company’s Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Satellite” means any (a) Covered Satellite that has a book value of less than $50.0 million, (b) Covered Satellite that is not expected or intended, in the good faith determination of the Company, to earn revenue from the operation of such Covered Satellite in excess of $75.0 million for the immediately succeeding 12-month calendar period, (c) Covered Satellite with one year or less of in-orbit life remaining (it being understood and agreed that such Covered Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit in a manner consistent with applicable governmental and ITU requirements), (d) Covered Satellite for which the procurement of In-Orbit Insurance in the amounts and on the terms required herein would not be available at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the operating status of the Covered Satellite) and (e) Covered Satellite designated as an Excluded Satellite by the Company if the Company determines in good faith that (i)(A) such Covered Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions and the Company and its Restricted Subsidiaries are unlikely to receive insurance proceeds from a future failure thereof or (B) there are systemic failures or anomalies applicable to satellites of the same model or using the same components and (ii) the Company and its Restricted Subsidiaries are unlikely to obtain usual and customary coverage in the satellite insurance market for the Covered Satellite at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the anomalies and/or operating status of the Covered Satellite).

“Existing Senior Notes” means the $275.0 million aggregate principal amount of 8.875% Senior Notes due 2016 issued by the Company.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, properties, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to its Subsidiary Guarantee.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“In-Orbit Insurance” means, with respect to any Covered Satellite, insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Covered Satellite attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Covered Satellite, upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the Indenture.

“In-Orbit Spare Capacity” means a satellite or the payload of a satellite that:

(a) is available in the event of a Covered Satellite loss or failure in order to restore service on the Covered Satellite;

(b) meets or exceeds the contractual performance specifications for the payload being protected; and

(c) may be provided directly by the Company or a Restricted Subsidiary or by another satellite operator pursuant to a contractual arrangement.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset or property of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset or property at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the following shall not be deemed to be “Indebtedness,”: (1) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness; provided that such money is held to secure the payment of such interest; (2) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (3) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days; provided, however, that in the case of clauses (2) and (3), such amounts are not required by GAAP to be treated as indebtedness on the balance sheet of such Person.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of property, assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “—Certain covenants—Limitation on restricted payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined in good faith by an Officer of the Company (if in excess of $25.0 million, as evidenced by an Officers’ Certificate) or if in excess of $50.0 million by the Board of Directors of the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer (in each case, as determined in good faith by an Officer of the Company (as determined in good faith by an Officer of the Company (if in excess of $25.0 million, as evidenced by an Officers’ Certificate) or if in excess of $50.0 million by the Board of Directors of the Company).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means February 27, 2012.

“Lien” means, with respect to any asset or property, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset or property and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Sale means the aggregate cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets or property received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, brokerage and investment banking fees and expenses, title and recording tax expenses, commissions and other fees, expenses and direct costs (including, without limitation, employee severance and relocation costs and expenses) Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness that is secured by any assets or property subject to such Asset Sale, in accordance with the terms of any Lien upon such assets or property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets or property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; and

(5) until received by the selling person, any portion of the purchase price from an Asset Sale placed in escrow or withheld by the purchaser, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Controller, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Bond Hedge” means any call options or capped call options referencing the Company’s Common Stock purchased by the Company concurrently with the issuance of Convertible Notes to hedge the Company’s or any Subsidiary issuer’s obligations under such Indebtedness.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or a Restricted Subsidiary;

(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $10.0 million at any one time outstanding;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute; or

(c) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with “—Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” or any other disposition of assets or property not constituting an Asset Sale;

(9) Investments in existence on the Issue Date;

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(11) Guarantees issued in accordance with “—Certain Covenants—Limitation on Indebtedness”;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) Investments made with respect to any Satellite Joint Venture (or any Person which upon the making of such Investment becomes a Satellite Joint Venture) in an aggregate amount not in excess of (a) $100.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $150.0 million in such next succeeding fiscal year); provided that on the date of such Investment the Consolidated Leverage Ratio is less than 3.50 to 1.00; or (b) $50.0 million in any fiscal year in the event that on the date of such Investment the Consolidated Leverage Ratio is greater than or equal to 3.50 to 1.00;

(14) Investments by the Company or any of its Restricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (14) since the Issue Date that are at that time outstanding, having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at the time of such Investment not to exceed the greater of $50.0 million and 5.0% of Total Assets;

(15) Investments in TrellisWare made after the Issue Date in an aggregate amount not in excess of $40.0 million at any one time outstanding;

(16) Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;

(17) any repurchase of the Notes; and

(18) any Asset Swap made in accordance with “—Certain Covenants—Sales of Assets and Subsidiary Stock.”

“Permitted Joint Venture” means: (a) TrellisWare, (b) any Satellite Joint Venture or (c) any other Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has made a Permitted Investment or any Investment permitted to be made pursuant to the covenant described under “Certain Covenants—Limitation on Restricted Payments” (or Subsidiary of such Person), which Person is engaged in a Similar Business and in respect of which the Company or any of its Restricted Subsidiaries beneficially owns at least 10.0% of the Capital Stock of such Person.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under a Debt Facility and any related Hedging Obligations and related banking services or cash management obligations and Liens securing Guarantees of Indebtedness and other obligations under a Debt Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”);

(2) Liens by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, in connection with satellite construction agreements (including the satellite construction agreement in existence on the Issue Date) or in connection with launch services agreements, or good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, or Liens to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, suppliers’, vendors’, materialmen’s and repairmen’s Liens or similar Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith provided appropriate reserves to the extent required pursuant to GAAP have been made in respect thereof;

(5) Liens to secure surety, stay, appeal, indemnification, performance or similar bonds or letters of credit or bankers’ acceptances or similar obligations; provided, however, that such letters of credit do not constitute Indebtedness, or Liens with respect to insurance premium financing;

(6) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as any related Indebtedness is permitted to be Incurred under the Indenture;

(8) leases, licenses, subleases and sublicenses of assets or property (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment and attachment Liens and Liens arising by reason of a court order or decree and notices of lis pendens and associated rights related to litigation being contested in good faith, in each case not giving rise to an Event of Default;

(10) Liens securing Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings and purchase money obligations) permitted under clause (8) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness,” which Liens cover only assets or property acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved with or by such Indebtedness (including any proceeds thereof, accessions thereto and any upgrades, replacements or improvements thereto); provided that the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so financed, designed, leased, constructed, repaired, maintained, installed or improved.

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, revocation, refund or chargeback or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained with a depositary institution; provided that:

(a) such deposit or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit or securities account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to such Person became a Restricted Subsidiary or merged or consolidated with or into the Company or a Restricted Subsidiary and were not Incurred in connection with, or in contemplation of, such event; provided further, however, that any such Lien may not extend to any other property owned by the Company or any other Restricted Subsidiary;

(15) Liens on property (including Capital Stock) at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to such acquisition and were not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property owned by the Company or any other Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of the Company owing to a Restricted Subsidiary, or of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a receivables entity);

(17) Liens securing the Notes and Subsidiary Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, defease, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, replacements, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Company or any Restricted Subsidiary;

(21) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $50.0 million;

(22) Liens securing Replacement Satellite Vendor Indebtedness permitted under clause (13) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness” or securing Indebtedness permitted under clause (14) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness,” which Liens cover only assets or property acquired with or financed by such Indebtedness;

(23) Liens on cash collateral not to exceed $25.0 million in the aggregate at any time securing letters of credit;

(24) Liens securing Indebtedness permitted under clauses (15) or (16) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(25) other non-consensual Liens incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(26) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Restricted Subsidiaries from incurring or creating Liens on their assets or property;

(27) Liens on deposits made in the ordinary course of business with respect to premiums in favor of insurance carriers and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(28) Liens on the Capital Stock of Unrestricted Subsidiaries.

“Permitted Warrant” means any call option in respect of the Company’s Common Stock sold by the Company concurrently with the issuance of Convertible Notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary, Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary or Indebtedness of any Subsidiary Guarantor that refinances Indebtedness of the Company or any Subsidiary Guarantor) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms not materially less favorable, when taken as a whole, to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor.

“Registration Rights Agreement” means: (1) with respect to the Notes issued on the Issue Date, that certain registration rights agreement dated as of the Issue Date by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein, (2) with respect to the Notes issued on October 12, 2012, that certain registration rights agreement dated as of October 12, 2012 by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein, and (3) with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Replacement Satellite Vendor Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for (i) the construction, launch or insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is to be used: (x) as a replacement for the ViaSat-1 satellite, or (y) for continuation or expansion of the Company’s satellite service as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Company to no longer meet the requirements for such service or as a supplement to one or more existing satellites to provide additional capacity or (ii) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch. Replacement Satellite Vendor Indebtedness includes any Refinancing Indebtedness thereof.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Restructuring Charges” means all charges and expenses caused by or attributable to any restructuring, severance, relocation, consolidation, closing, integration, business optimization or transition, signing, retention or completion bonus or curtailments or modifications to pension and post-retirement employee benefit plans.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“Satellite” means any satellite owned by the Company or any of its Restricted Subsidiaries and any satellite purchased by the Company or any of its Restricted Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Joint Venture” means (a) a Person in which the Company or any Restricted Subsidiary has made an Investment, which Person is engaged in a business relating to the financing, development, construction, launch, operation or improvement of one or more satellites, satellite-related infrastructure or satellite-related equipment and/or the provision of satellite-based services, or (b) any Subsidiary of such Person; provided that such Satellite Joint Venture is not in respect of the development, construction, launch, operation or ownership of the ViaSat-1 satellite.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Fourth Amended and Restated Revolving Loan Agreement dated as of July 1, 2009, among the Company, Union Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Documentation Agent, Banc of America Securities LLC and Union Bank, N.A., as Joint Lead Arrangers and Joint Book Runners and Union Bank, N.A., as Collateral Agent, and the lenders parties thereto from time to time, as amended as of September 30, 2009, October 6, 2009, July 1, 2009, March 15, 2010, March 31, 2010, October 12, 2010, January 25, 2011, October 31, 2011 and February 21, 2012 and as the same may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”); provided that a Senior Credit Facility shall not relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or that constitutes a reasonable extension or expansion thereof.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company (and determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Consolidated Coverage Ratio”).

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 15, 2016; provided, however, that if the period from the redemption date to June 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“TrellisWare” means TrellisWare Technologies, Inc., a Delaware corporation.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below;

(2) any Subsidiary of an Unrestricted Subsidiary; and

(3) as of the date of the Indenture, TrellisWare.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries has not Guaranteed any Capital Stock or Indebtedness of or have any Investment in, the Company or any Restricted Subsidiary and does not hold any Liens on any property or assets of the Company or any Restricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will for so long as it is an Unrestricted Subsidiary, consist of Non-Recourse Debt;

(3) the aggregate fair market value of all outstanding Investments of the Company and its Restricted Subsidiaries in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments” or constitutes a Permitted Investment;

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5) except as permitted by the covenant above under the caption “—Certain Covenants—Limitation on Affiliate Transactions,” on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary, when taken as a whole, than those that would have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company after the Issue Date shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Certain Covenants—Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of that is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

DESCRIPTION OF OLD NOTES

The terms of the old notes are substantially identical to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations.

The old notes provide that, in the event that we and the guarantors determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, or, if for any reason, the exchange offer is not completed on or before October 12, 2013 (or, if required, a shelf registration statement is not declared effective by the SEC on or prior to on or before October 12, 2013), the annual interest rate borne by the old notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or the old notes become freely tradable under the Securities Act. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of New Notes.”

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the global notes).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture governing the notes. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture governing the notes that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture governing the notes. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture governing the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture governing the notes.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture governing the notes (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the indenture governing the notes should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the exchange of old notes for new notes in the exchange offer, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is limited to holders who exchange old notes for new notes in the exchange offer. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons that hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address the Medicare tax on net investment income or the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for new notes in the exchange offer.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

The exchange of old notes for new notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s old notes; (2) the holding period of the new notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted basis of the new notes received will be the same as the adjusted basis of the old notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of consummation of the exchange offer and ending on the close of business one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus during the time periods prescribed by applicable securities laws.

We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the consummation of the exchange offer, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

CERTAIN ERISA CONSIDERATIONS

Our notes may be acquired and held by an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (ERISA), or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of the notes is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any other federal, state, local, non-U.S. or other laws or requirements that are similar to such provisions of ERISA or the Code (collectively, Similar Laws), must also determine that its purchase and holding of the notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any applicable Similar Law. Each holder of our notes who is subject to Section 406 of ERISA, Section 4975 of the Code or any Similar Law (Plan Investor) will be deemed to have represented by its acquisition and holding of the notes that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law. The sale of any notes to any Plan Investor is in no respect a representation by us, our subsidiary guarantors, or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

LEGAL MATTERS

The validity of the new notes and guarantees offered hereby has been passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements, the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of ViaSat, Inc. for the fiscal year ended March 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The officers and directors of ViaSat and ViaSat Communications, Inc. are covered by certain provisions of the Delaware General Corporation Law (the “DGCL”), their certificates of incorporation, their bylaws and insurance policies that serve to limit and, in certain instances, to indemnify them against certain liabilities that they may incur in such capacities. These various provisions are described below.

In June 1986, Delaware enacted legislation that authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificates of incorporation of ViaSat and ViaSat Communications, Inc. limit the liability of their respective directors to such corporations or their respective stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of ViaSat will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Delaware corporations have the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to the corporation’s best interests, to indemnify their directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the corporation, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws of ViaSat and ViaSat Communications, Inc. generally provide for mandatory indemnification of their directors and officers to the full extent provided by Delaware corporate law. In addition, ViaSat has entered into indemnification agreements with its directors and officers that generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

ViaSat maintains insurance on behalf of any person who is or was a director or officer of ViaSat, or is or was a director or officer of ViaSat serving at the request of ViaSat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not ViaSat would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

A list of exhibits filed with this registration statement is set forth on the Exhibit Index and is incorporated herein by reference.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, ViaSat, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on November 16, 2012.

VIASAT, INC.

By:	/s/ Mark Dankberg
Mark Dankberg Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Mark Dankberg and Shawn Duffy, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title	Date

/s/ Mark Dankberg Mark Dankberg	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 16, 2012

/s/ Shawn Duffy Shawn Duffy	Vice President, Corporate Controller, Chief Accounting Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	November 16, 2012

/s/ Robert Johnson Robert Johnson	Director	November 16, 2012

/s/ Allen Lay Allen Lay	Director	November 16, 2012

/s/ Jeffrey Nash Jeffrey Nash	Director	November 16, 2012

/s/ John Stenbit John Stenbit	Director	November 16, 2012

/s/ Harvey White Harvey White	Director	November 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, ViaSat Communications, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on November 16, 2012.

VIASAT COMMUNICATIONS, INC.

By:	/s/ Richard Baldridge
Richard Baldridge Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Mark Dankberg and Shawn Duffy, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title	Date

/s/ Richard Baldridge Richard Baldridge	Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2012

/s/ Shawn Duffy Shawn Duffy	Vice President and Treasurer (Principal Financial and Accounting Officer)	November 16, 2012

/s/ Keven Lippert Keven Lippert	Vice President, Secretary and Director	November 16, 2012

/s/ Mark Dankberg Mark Dankberg	Director	November 16, 2012

INDEX TO EXHIBITS

		Incorporated by Reference				Filed or Furnished Herewith
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Second Amended and Restated Certificate of Incorporation of ViaSat, Inc.	10-Q	000-21767	3.1	11/14/2000

3.2	First Amended and Restated Bylaws of ViaSat, Inc.	S-3	333-116468	3.2	06/14/2004

4.1	Indenture, dated as of February 27, 2012, among ViaSat, Inc., ViaSat Credit Corp., ViaSat Satellite Ventures, LLC, VSV I Holdings, LLC, VSV II Holdings, LLC, ViaSat Satellite Ventures U.S. I, LLC, ViaSat Satellite Ventures U.S. II, LLC, ViaSat Holding, Inc., ViaSat Communications, Inc., WB Holdings 1 LLC and Wilmington Trust, National Association, as trustee (including the form of the 6.875% Senior Note due 2020).	8-K	000-21767	4.1	2/27/2012

4.2	Form of 6.875% Senior Note due 2020 of ViaSat, Inc. (attached as Exhibit A to the Indenture incorporated by reference as Exhibit 4.1 hereto).	8-K	000-21767	4.1	2/27/2012

4.3	Registration Rights Agreement, dated as of February 27, 2012, among ViaSat, Inc., ViaSat Credit Corp., ViaSat Satellite Ventures, LLC, VSV I Holdings, LLC, VSV II Holdings, LLC, ViaSat Satellite Ventures U.S. I, LLC, ViaSat Satellite Ventures U.S. II, LLC, ViaSat Holding, Inc., ViaSat Communications, Inc., WB Holdings 1 LLC and J.P. Morgan Securities LLC for and on behalf of itself and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Banco Bilbao Vizcaya Argentaria, S.A.	8-K	000-21767	4.2	2/27/2012

4.4	Registration Rights Agreement, dated as of October 12, 2012, among ViaSat, Inc., ViaSat Holding, Inc., ViaSat Communications, Inc., WB Holdings 1 LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for and on behalf of itself and J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Stephens Inc. and B. Riley & Co., LLC.	8-K	000-21767	4.1	10/12/2012

5.1	Opinion of Latham & Watkins LLP.					X

12.1	Computation of Ratio of Earnings to Fixed Charges.					X

23.1	Consent of Latham & Watkins LLP (reference is made to Exhibit 5.1).					X

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

24.1	Powers of Attorney (contained on the signature pages of this registration statement).					X

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith

25.1	Statement of Eligibility on Form T-1 of Wilmington Trust, National Association, as the Trustee under the Indenture.					X

99.1	Form of Letter of Transmittal.					X

99.2	Form of Notice of Guaranteed Delivery.					X

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.					X

99.4	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.					X

99.5	Form of Letter to Clients.					X

99.6	Form of Exchange Agent Agreement.					X